Exhibit 4.1

Execution Version

INDENTURE

DATED AS OF MARCH 15, 2010,

AMONG

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.,

AS ISSUER,

THE GUARANTORS NAMED HEREIN,

AS GUARANTORS,

AND

WILMINGTON TRUST FSB,

AS TRUSTEE AND COLLATERAL AGENT

13% SENIOR SECURED NOTES DUE 2015

i

NOTE:                                                            This Table of contents shall not, for any purpose, be deemed to be part of this Indenture.

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.08; 7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	7.06
(b)(1)	7.06
(b)(2)	7.06
(c)	7.06
(d)	7.06
314(a)	4.06; 4.08
(b)	12.03
(c)(1)	11.04
(c)(2)	11.04
(c)(3)	N.A.
(d)	12.04
(e)	11.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	11.01
(b)	N.A.
(c)	11.01

v

N.A. means Not Applicable

NOTE:                    This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

INDENTURE, dated as of March 15, 2010, among Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Company”), the Guarantors (as herein defined) and Wilmington Trust FSB, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Company has duly authorized the creation of an issue of 13% Senior Secured Notes due 2015 (referred to herein as the “Notes”) and the Guarantors have duly authorized the creation of the Note Guarantees (as herein defined) and, to provide therefor, the Company and the Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes and Note Guarantees, when the Notes are duly issued and executed by the Company and authenticated and delivered hereunder, the valid obligations of each of the Company and the Guarantors, respectively, and to make this Indenture a valid and binding agreement of each of the Company and the Guarantors, have been done.

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as herein defined):

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01       Definitions.

“ABL Facility” means the Revolving Credit and Security Agreement, dated as of March 15, 2010, among the Company, the lenders party thereto, and PNC Bank, National Association, as administrative agent, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of one or more series of notes, bonds or other debt securities and related indentures or similar agreements) in whole or in part from time to time, including any agreement increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder to the extent permitted under clause (1) of the second paragraph of Section 4.12.

“ABL Facility Lien Security Documents” means one or more security agreements, pledge agreements, collateral assignments, or other grants or transfers for security executed and delivered by the Company or any Guarantor creating a Lien upon assets constituting Secondary Collateral owned or to be acquired by the Company or such Guarantor in favor of any holder or holders of Credit Facility Obligations under the ABL Facility, or any administrative agent, agent or representative acting for any such holders, as security for any Credit Facility Obligations under the ABL Facility.

“ABL Facility Trigger Date” means the date on which the Company delivers written notice to the Trustee that clause (1)(a) of the second paragraph of Section 4.12 will no longer be available for incurrence of any additional Indebtedness under the ABL Facility.

“Acceleration Notice” has the meaning set forth in Section 6.02(a).

“Accredited Investor” means an individual or institution that is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act.

“Additional Assets” means: (i) any property or assets (other than Indebtedness, Capital Stock, Excluded General Intangibles and Excluded Trademark Applications and other than any assets classified as current assets under GAAP) used or useful in a Permitted Business; or (ii) the Capital Stock of a Person that becomes a Wholly-Owned Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Guarantor; provided, however, that, in the case of this clause (ii), such Wholly-Owned Restricted Subsidiary is primarily engaged in a Permitted Business and becomes a Guarantor at or prior to consummation of such acquisition.

“Additional Interest” has, with respect to any Notes that are entitled to the benefits of a Registration Rights Agreement, the meaning set forth in such Registration Rights Agreement.

“Additional Notes” means any Notes that are originally issued after the Issue Date from time to time pursuant to clause (c) of the fourth paragraph of Section 2.02 and otherwise in accordance with the terms of this Indenture and any PIK Notes issued on any Interest Payment Date pursuant to the fourth paragraph of Section 2.02 in partial payment of the interest accrued on any Additional Notes that is due and payable on such Interest Payment Date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning set forth in Section 4.11.

“After-Acquired Covered Property” means any After-Acquired Property other than real property acquired or owned by the Company or any Guarantor that, at the time the Company or such Guarantor acquires or first owns such After-Acquired Property, automatically becomes Note Collateral subject to valid and perfected first priority Note Liens (subject only to Permitted Collateral Liens) already created pursuant to then existing Collateral Documents.

“After-Acquired Property” means, with respect to the Company or any Guarantor:

(1)           any property acquired by the Company or such Guarantor upon a transfer (including upon an Investment) from the Company or any other Guarantor of property that was Primary Collateral of the Company or such other Guarantor immediately prior to the transfer;

(2)           any Additional Assets acquired by the Company or such Guarantor that (pursuant to Section 4.16, 4.17, 12.01(j) or 12.11(a)(v) or pursuant to clause (2)(A)(i) or (3) of the definition of “Asset Sale” or clause (3) of the definition of “Permitted Investments”) are to become Note Collateral prior to or simultaneously with the acquisition thereof (or, if such Additional Assets are acquired pursuant to clause (a) of the first paragraph of Section 4.17, on or prior to the later of the date of completion of rebuilding, repair or improvement of such property or acquisition of replacement property referred to therein);

(3)           any property acquired by the Company or such Guarantor upon a transfer (including upon an Investment) from the Company or any other Guarantor of property that was Secondary Collateral of the Company or such other Guarantor immediately prior to the transfer;

(4)           any property or assets (other than property or assets already constituting Note Collateral) on which the Company or any Guarantor grants a Lien for the benefit of holders of Credit Facility Obligations; or

(5)           any Specified Assets or material other property that is acquired or otherwise owned by the Company or such Guarantor on or after the date of this Indenture of a type that secures the Note Obligations.

“After-Acquired Property Required Date” means, with respect to any After-Acquired Property acquired or owned by the Company or any Guarantor:

(i)            if such After-Acquired Property constitutes After-Acquired Specified Property, the date the Company or such Guarantor acquires or first owns such After-Acquired Specified Property (or, if such After-Acquired Specified Property is acquired pursuant to clause (a) of the first paragraph of Section 4.17, the later of the date of completion of rebuilding, repair or improvement of such property or acquisition of replacement property referred to therein);

(ii)           if such After-Acquired Property constitutes property or assets specified in clause (4) of the definition of “After-Acquired Property”, the date on which the Lien referred to in such clause is granted for the benefit of holders of Credit Facility Obligations; or

(iii)          otherwise, the date 30 days after the Company or such Guarantor acquires or first owns such After-Acquired Property.

“After-Acquired Specified Property” means any After-Acquired Property constituting property or Additional Assets specified in clause (1) or (2) of the definition of “After-Acquired Property”.

“Agent” means any Paying Agent, Registrar or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.14(a) and means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository,

Euroclear or Clearstream, respectively (and, with respect to the Depository, shall include Euroclear and Clearstream).

“AI Global Notes” has the meaning set forth in Section 2.01.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository, Euroclear or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(a)           the sale, lease, conveyance or other disposition of (including by way of any merger or consolidation and including any loss, destruction, damage, condemnation, confiscation, requisition, seizure, forfeiture or taking of title to or use of) any assets of the Company or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 4.15 or Section 5.01 or Section 10.04 and not by the provisions of Section 4.16; and

(b)           the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares) or the sale or other disposition of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following will be deemed to be an Asset Sale:

(1)           any single transaction or series of related transactions that involves assets (other than assets constituting Specified Collateral) having a Fair Market Value of less than $5,000,000;

(2)           a transfer of assets (A) between or among (i) solely the Company and/or its Restricted Subsidiaries that are Guarantors so long as, to the extent such transfer includes any Note Collateral, such transfer does not occur unless such assets become Note Collateral of the transferee prior to or simultaneously with such transfer and until and unless the provisions of Section 4.28 (to the extent applicable to such transfer) have otherwise been complied with in respect of such Note Collateral or (ii) Restricted Subsidiaries that are not Guarantors or (B) by any Restricted Subsidiary that is not a Guarantor to the Company or a Guarantor;

(3)           an issuance of Equity Interests by (A) a Restricted Subsidiary of the Company that is a Guarantor solely to the Company or another Restricted Subsidiary that is a Guarantor so long as such issuance does not occur unless such Equity Interests become Note Collateral simultaneously with the issuance thereof and until and unless the provisions of Section 4.28 (to the extent applicable to such issuance) have otherwise been complied with in respect of such Equity Interests or (B) a Restricted Subsidiary that is not a Guarantor solely to the Company or to another Restricted Subsidiary of the Company;

(4)           the sale, disposition or lease of inventory, products, services or accounts receivable (other than Specified Collateral) in the ordinary course of business;

(5)           any sale, abandonment or other disposition in the ordinary course of business of intellectual property or other assets (other than Specified Collateral) determined by the Company in its reasonable judgment to be damaged, worn-out, surplus, obsolete, permanently retired or no longer useful or economically practicable to maintain in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6)           the sale or other disposition of cash or Cash Equivalents;

(7)           a Restricted Payment of assets other than Specified Collateral that is not prohibited by Section 4.10 or a Permitted Investment of assets other than Specified Collateral;

(8)           the grant in the ordinary course of business of any non-exclusive license or sublicense of patents, trademarks, registrations therefor and other intellectual property;

(9)           the lease or sublease of other property or assets (other than Specified Collateral) in the ordinary course of business not involving any purchase option which does not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole (subject, in the case of any Note Collateral, to the Lien securing the Notes Obligations);

(10)         to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of property (other than Specified Collateral) for like property for use in any Permitted Business;

(11)         any Lien (or foreclosure thereon) securing Indebtedness to the extent such Lien is permitted by Section 4.20;

(12)         an Event of Loss; and

(13)         any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Aurora Facility” means that certain unfinished ethanol production facility of the Company located in Aurora, Nebraska.

“Aurora West” means Aventine Renewable Energy — Aurora West, LLC, a Delaware limited liability company.

“Aurora West Kiewit Documents” means the Aurora West Kiewit Note and the Aurora West Kiewit Mortgage.

“Aurora West Kiewit Mortgage” means the first priority deed of trust granted on the Issue Date by the Company to Kiewit to secure the Aurora West Kiewit Note by Liens on the Aurora West Real Property, as the same may be amended, modified, renewed, restated or replaced, in whole or in part, from time to time in accordance with its terms and the terms hereof (including Section 4.27).

“Aurora West Kiewit Note” means the note payable by Aurora West to Kiewit in the original principal amount of $5,251,808, as the same may be amended, restated or modified in accordance with its terms and the terms hereof (including Section 4.27).

“Aurora West Real Property” means the real property in Aurora, Nebraska owned by the Company on the Issue Date and improvements and accessions to such property or proceeds or distributions thereof.

“Authenticating Agent” has the meaning set forth in Section 2.02.

“Authentication Order” has the meaning set forth in Section 2.02.

“Backstop Purchasers” means Brigade Capital Management LLC, Nomura Corporate Research & Asset Management, Inc., Whitebox Advisors, Senator Investment Group LP, and SEACOR Capital Corporation, each as investment manager, for and on behalf of certain funds.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time or only upon the occurrence of a subsequent condition.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)           with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3)           with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee of managing members thereof; and

(4)           with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.  Unless otherwise specified herein, each reference to a Board Resolution will refer to a Board Resolution of the Company.

“Business Day” means a day that is not a Legal Holiday.

“Calculation Date” means any date on which an event occurs that requires the calculation of the Fixed Charge Coverage Ratio.

“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such lease at the time any determination is to be made shall be the amount of the liability in respect of such lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock;

(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)           cash in the form of United States of America dollars received in the ordinary course of business;

(2)           securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(3)           dollar denominated time deposits, overnight deposits, demand deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition;

(4)           dollar denominated time deposits, overnight deposits, demand deposits and certificates of deposit of any bank not meeting the qualifications specified in clause (3) above with maturities of not more than one year from the date of acquisition; provided, that the aggregate amount of such deposits with such banks and outstanding at any time shall not exceed $100,000;

(5)           repurchase obligations for underlying securities of the types described in clause (2) above entered into with any bank meeting the qualifications specified in clause (3) above;

(6)           commercial paper issued by any Person incorporated in the United States of America, any state thereof or the District of Columbia rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition;

(7)           marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(8)           Investments in money market funds substantially all of whose assets are comprised of Cash Equivalents of the types described in clauses (2) through (7) above; and

(9)           in the case of Investments by Foreign Subsidiaries, other short-term investments in accordance with normal investment practices for cash management of a type analogous to the foregoing.

“Change of Control” means the occurrence of any of the following:

(1)           any Person or Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a “group”), together with any Affiliates or related Persons thereof, other than any such Person, Persons, Affiliates or related Person who are Permitted Holders, is or becomes the “Beneficial Owner,” directly or indirectly, of at least 35% of the voting power of the Company’s outstanding Voting Stock, and the Permitted Holders own less than such

Person or group (in performing the “own less than” comparison, the holdings of the Permitted Holders who are members of the new group shall not be counted in the shares held in the aggregate by Permitted Holders);

(2)           any sale, lease or other transfer (other than by way of merger or consolidation), in one transaction or a series of related transactions, is made by the Company or any of its Restricted Subsidiaries of all or substantially all of the consolidated assets of the Company and the Restricted Subsidiaries, taken as a whole, to any Person;

(3)           the Company consolidates with or merges with or into another Person or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which immediately after the consummation thereof Persons owning a majority of the Company’s Voting Stock voting immediately prior to such consummation shall cease to own a majority of the Company’s Voting Stock or, if the Company is not the surviving entity, a majority of the Voting Stock of such surviving entity;

(4)           Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or

(5)           the Company’s stockholders approve any plan or proposal for the Company’s liquidation or dissolution;

provided, however, that in no event shall the sale of the Company’s common stock to an underwriter or group of underwriters in privity of contract with the Company (or any other Person in privity of contract with such underwriters) be deemed to be a Change of Control unless such common stock is held in an investment account, in which case the investment account would be treated without giving effect to the foregoing part of this proviso.

“Change of Control Offer” has the meaning set forth in Section 4.15(a).

“Change of Control Payment Date” has the meaning set forth in Section 4.15(b)(2).

“Clearstream” means Clearstream Banking, société anonyme, and any successor thereto.

“Collateral Account” means an account of the Company established at Wilmington Trust FSB and pledged as Primary Collateral to the Collateral Agent for the benefit of the Trustee and the Holders and into which, among other things, (i) the Net Proceeds corresponding to the Primary Collateral sold in a Primary Collateral Asset Sale, (ii) the Net Loss Proceeds from an Event of Loss or (iii) the net proceeds from an issuance of Additional Notes are deposited in accordance with the provisions of Sections 4.16, 4.17 or 12.01(j), respectively.

“Collateral Agent” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Collateral Documents” means, collectively, the Security Agreement, the Intercreditor Agreement and each Mortgage, in each case, as the same may be in force from time to time.

“Collateral Monies” means all cash and Cash Equivalents received by the Collateral Agent:

(1)           as Net Proceeds corresponding to the Primary Collateral sold in a Primary Collateral Asset Sale in accordance with the provisions of Section 4.16;

(2)           as Net Loss Proceeds from an Event of Loss in accordance with the provisions of Section 4.17;

(3)           pursuant to the Collateral Documents;

(4)           as proceeds of any sale or other disposition of all or any part of the Primary Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Primary Collateral pursuant to this Indenture or any of the Collateral Documents or otherwise;

(5)           as net proceeds from the issuance of any Additional Notes in accordance with the provisions of Section 12.01(j); or

(6)           other than pursuant to clauses (1), (2), (3), (4) or (5) above, for application as provided in the relevant provisions of this Indenture or any Collateral Document.

“Company” means the party named as such in this Indenture until a successor replaces it pursuant to Section 5.02 and thereafter means such successor.

“Confirmation Order” means that certain order confirming the Plan pursuant to Section 1129 of the Bankruptcy Code entered by the United States Bankruptcy Court for the District of Delaware on February 24, 2010.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the sum of, without duplication:

(1)           an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, if, and only to the extent that, such losses were deducted in computing such Consolidated Net Income; plus

(2)           an amount equal to the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, if, and only to the extent that, such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)           an amount equal to the Fixed Charges of such Person and its Restricted Subsidiaries for such period, if, and only to the extent that, such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)           an amount equal to depreciation and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period, if, and only to the extent that, such depreciation and amortization expenses were deducted in computing such Consolidated Net Income; plus

(5)           non-cash items, if, and only to the extent that, such non-cash items were deducted in computing such Consolidated Net Income, other than any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company or to a Guarantor by such Restricted Subsidiary without prior governmental approval that has not been obtained, and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)           the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the aggregate amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person;

(2)           the Net Income of any Restricted Subsidiary of the Specified Person will be excluded only to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or otherwise;

(3)           the cumulative effect of a change in accounting principles will be excluded;

(4)           any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or any of its Restricted Securities, (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or (c) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries shall be excluded;

(5)           any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, shall be excluded;

(6)           any charges related to restructuring, debt retirement, extinguishment of Hedging Obligations or facility closings shall be excluded;

(7)           all non-cash expenses related to stock-based compensation plans or other non-cash compensation, including stock option non-cash expenses, shall be excluded;

(8)           any non-cash impact as a result of the Company’s adoption of fresh-start accounting in accordance with GAAP upon effectiveness of the Plan shall be excluded; and

(9)           the calculation of Consolidated Net Income will not give effect to, without duplication, any deduction for (a) any increased amortization, depreciation or cost of sales resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17 or their respective successors under the Financial Accounting Standards Board’s FASB Statement No. 168, “The FASB Accounting Standards Codification,” and (b) any nonrecurring charges relating to any premium or penalty paid, write-off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1)           the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2)           the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)           was a member of such Board of Directors on the Issue Date (following consummation of the transactions contemplated by the Plan); or

(2)           was elected to such Board of Directors with the approval of, or whose nomination for election was approved or ratified by, a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Corporate Trust Office” means the office of the Trustee specified in Section 11.02.

“Covenant Defeasance” has the meaning set forth in Section 8.01(c).

“Credit Facilities” means one or more debt facilities (including the ABL Facility) or commercial paper facilities, in each case with banks or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers’ acceptances or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed and delivered in connection therewith, and, in each case, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of one or more series of notes, bonds or other debt securities and related indentures or similar agreements) in whole or in part from time to time; provided that the aggregate principal amount of Indebtedness outstanding at any time under all such Credit Facilities is permitted to be incurred at such time under clause (1) of the second paragraph of Section 4.12.

“Credit Facility Agent” means, at any time, the Person serving at such time as the “Agent”, “Administrative Agent” or “Collateral Agent” under the applicable Credit Facility or any other representative of the lenders thereunder or any trustee or agent or representative of holders of Credit Facility Obligations then most recently designated by the terms of the Credit Facility, in a written notice delivered to the administrative agent, as the Credit Facility Agent for the purposes of the Intercreditor Agreement.

“Credit Facility Amount” means (i) at any time prior to the ABL Facility Trigger Date, $37,000,000; or (ii) at any time on or after the ABL Facility Trigger Date, $60,000,000 less the aggregate principal amount of Indebtedness incurred pursuant to clause (1)(a) of the second paragraph of Section 4.12 that is outstanding at such time.

“Credit Facility Lien” means, to the extent securing Credit Facility Obligations, a Lien on assets constituting Secondary Collateral granted to the Credit Facility Agent or any holder, or other administrative agent, agent, trustee or representative of holders, of Credit Facility Obligations as security for Credit Facility Obligations and subject to the Intercreditor Agreement.

“Credit Facility Lien Documents” means the documentation relating to the Credit Facility Liens granted under any Credit Facility, including the ABL Facility, the ABL Facility Lien Security Documents, any related loans, guarantees, collateral documents, instruments and agreements executed in connection therewith and all other agreements governing, securing or relating to any Credit Facility Obligations.

“Credit Facility Obligations” means Indebtedness arising under any Credit Facility and all other Obligations of the Company or any Guarantor under the Credit Facility Lien Documents.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Code.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depository” means the DTC.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock) or upon the happening of any event, (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise or (b) is or may become redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale prior to the date that is 91 days after the Maturity Date will not constitute Disqualified Stock if the change of control or asset sale provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Sections 4.15 and 4.16, respectively, and provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.10.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that either (1) was formed under the laws of the United States of America or any state of the United States of America or the District of Columbia or (2) does not conduct substantially all its operations outside the United States of America.

“DTC” means The Depository Trust Company, its nominees and successors.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Event of Default” has the meaning set forth in Section 6.01.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) that constitutes Primary Collateral (including any of the Facilities), any of the following:

(1)           any loss or destruction of, or damage to, such property or asset;

(2)           any institution of any proceedings for the condemnation or seizure of, or for the exercise of any right of eminent domain with respect to, such property or asset;

(3)           any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4)           any settlement in lieu of clauses (2) or (3) above.

“Excess Asset Sale Proceeds” has the meaning set forth in Section 4.16.

“Excess Loss Proceeds” has the meaning set forth in Section 4.17.

“Excess Proceeds” has the meaning set forth in Section 4.19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means (i) the Notes, if any, issued under Section 2.02 pursuant to an Exchange Offer and (ii) any PIK Notes issued on any Interest Payment Date pursuant to the fourth paragraph of Section 2.02 in partial payment of the interest accrued on any Exchange Notes that is due and payable on such Interest Payment Date.

“Exchange Offer” means an exchange offer that may be made by the Company, pursuant to a Registration Rights Agreement, to exchange for any and all of the Initial Notes or Additional Notes, respectively, a like aggregate principal amount of Exchange Notes registered under the Securities Act and having substantially identical terms to the Initial Notes or Additional Notes, respectively.

“Excluded Foreign Subsidiary Capital Stock” has the meaning set forth in the Security Agreement.

“Excluded General Intangibles” has the meaning set forth in the Security Agreement.

“Excluded Personal Property” has the meaning set forth in the Security Agreement.

“Excluded Trademark Applications” has the meaning set forth in the Security Agreement.

“Facilities” means the Company’s ethanol production facilities and, in each case, all improvements thereto.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and unaffiliated willing buyer under no compulsion to buy in a transaction not involving distress or necessity of either party.  “Fair Market Value” shall be determined, except as otherwise provided in this Indenture, in good faith (a) by any Officer, if Fair Market Value is equal to or less than $5.0 million or (b) by the Board of Directors of the Company, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors, if Fair Market Value exceeds $5.0 million.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the applicable Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of such preferred stock, and the use of the proceeds therefrom, as if the same had occurred on the first day of the applicable period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio for any period:

(1)           acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations or as a result of a Permitted Investment and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during such period or subsequent to such period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period;

(2)           the Consolidated Cash Flow of the specified Person and its Restricted Subsidiaries attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)           the Fixed Charges of the specified Person and its Restricted Subsidiaries attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)           any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such period;

(5)           any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such period;

(6)           if any Indebtedness of the specified Person and its Restricted Subsidiaries bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term until the earlier of the maturity of such Indebtedness or more than 12 months after the Calculation Date; and

(7)           for purposes of making the computations referred to above, interest on any Indebtedness of the specified Person and its Restricted Subsidiaries under a revolving credit facility (to the extent not excluded from the calculation of the Fixed Charge Coverage Ratio due to the operation of the first parenthetical phrase of this definition) computed on a pro forma basis shall be computed based on the weighted average daily balance of such Indebtedness during such period.

For purposes of this definition and the first paragraph of Section 4.12, whenever pro forma effect is to be given to any calculation, the pro forma calculations shall be determined in good faith by the chief financial officer of the Company.  Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken with 90 days immediately following any such acquisition, including the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that, in any case, such adjustments shall be (A) calculated on an annualized basis and (B) set forth in an Officers’ Certificate signed by the Company’s chief financial officer and another Officer which states in reasonable detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Company’s Board of Directors.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)           the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period to the extent the net income of such Restricted Subsidiary is included in the calculation of Net Income; plus

(3)           any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)           the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board’s FASB Statement No. 168, “The FASB Accounting Standards Codification,” the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect from time to time.

“Global Notes” has the meaning set forth in Section 2.01.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person (whether arising by virtue of partnership arrangements or by agreements to keep-well, to purchase assets, goods, securities or services or to maintain such other Person’s financial condition or otherwise).

“Guarantors” means:

(1)           all of the Company’s existing Restricted Subsidiaries that have executed and delivered this Indenture as a guarantor; and

(2)           any other Subsidiary of the Company that executes and delivers a supplemental indenture hereto providing for a Note Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate protection agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedge agreements and other agreements

(including any ISDA agreements) or arrangements designed to manage interest rates or interest rate risk;

(2)           commodity swap agreements, commodity option agreements, forward contracts and other agreements (including any ISDA agreements) or arrangements designed to protect such Person against fluctuations in commodity prices or the prices of other raw materials used in its business; and

(3)           foreign exchange contracts, currency swap agreements, futures contracts, currency options, synthetic caps and other agreements (including any ISDA agreements) or arrangements designed to protect such Person against fluctuations in currency exchange rates.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incentive Interests” has the meaning set forth in Section 4.12.

“incur” has the meaning set forth in Section 4.12.

“Indebtedness” means, with respect to any specified Person, at any date of determination (without duplication):

(1)           any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a)           in respect of borrowed money;

(b)           evidenced by bonds, loans, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)           in respect of bankers’ acceptances;

(d)           representing Capital Lease Obligations; or

(e)           representing any Hedging Obligations; and

(2)           all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding (A) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (B) any deferred purchase price represented by earn outs customary for like transactions), if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes (a) such portion of the Indebtedness of others secured by a Lien on any asset of the specified Person

(whether or not such Indebtedness is assumed by the specified Person) as shall equal the lesser of (x) the Fair Market Value of such asset as of the date of determination and (y) the amount of such Indebtedness and (b) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  Notwithstanding the foregoing, Indebtedness of the Company or any Restricted Subsidiary shall not include the pledge by the Company or such Restricted Subsidiary of, or a Guarantee thereof limited in recourse to, the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary.

“Indemnified Party” has the meaning set forth in Section 7.07.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indenture Documents” means, collectively, this Indenture, the Notes and the Collateral Documents.

“Indiana Port Lease Agreement” means the Lease Agreement, dated as of October 31, 2006, between the Indiana Port Lessor and the Indiana Port Lessee, as amended as of the Issue Date and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time after the date hereof in accordance with its terms and the terms hereof (including Section 4.27).

“Indiana Port Lease Collateral” means any inventory, equipment or fixtures of the Indiana Port Lessee that are (a) now or hereafter located on the Indiana Port Leased Premises or (b) at any time used in connection with the business of the Indiana Port Lessee carried out on the Indiana Port Leased Premises.

“Indiana Port Leased Premises” means the real property leasehold interest leased by the Indiana Port Lessee from the Indiana Port Lessor pursuant to the Indiana Port Lease Agreement on which the Mt. Vernon Facility is located.

“Indiana Port Lessee” means Aventine Renewable Energy — Mt Vernon, LLC, a Delaware limited liability company.

“Indiana Port Lessor” means the Indiana Port Commission, a body corporate and politic existing under the laws of the State of Indiana, and its successors and assigns.

“Initial Notes” means (i) any Notes that are originally issued on the Issue Date in the aggregate principal amount of up to $105,000,000 and (ii) any PIK Notes issued on any Interest Payment Date pursuant to the fourth paragraph of Section 2.02 in partial payment of the interest accrued on any Initial Notes that is due and payable on such Interest Payment Date.

“Intercompany Debt” means any Indebtedness owing by any of the Company or any of the Restricted Subsidiaries of the Company to the Company or any of the Restricted Subsidiaries of the Company.

“Intercreditor Agreement” means the Intercreditor Agreement, dated the Issue Date, among the Company, each of its Subsidiaries party thereto from time to time, the Credit Facility

Agent, as First Lien Collateral Agent (as defined therein), and the Collateral Agent, as Second Lien Collateral Agent (as defined therein), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other Person together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s or the Restricted Subsidiary’s Investments in such Restricted Subsidiary that were not sold or disposed of, if any, in an amount determined as provided in the last paragraph of Section 4.10.  The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the last paragraph of Section 4.10.  Except as otherwise provided in this Indenture, the amount or Fair Market Value of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“ISDA” means the International Swaps and Derivatives Association or any successor thereto.

“Issue Date” means March 15, 2010.

“Issue Date Opinions” means the Opinions of Counsel addressed and delivered to the Trustee and the Collateral Agent substantially in the form of the Opinions of Counsel delivered on the Issue Date to the Credit Facility Agent and the Backstop Purchasers relating to (i) any of the Note Collateral or the Collateral Documents, (ii) the due authorization, execution and delivery of the Initial Notes, this Indenture, the Note Guarantees and the Collateral Documents, and the validity and enforceability of such documents, (iii) exemption of the offer and sale of the Initial Notes and Note Guarantees to the Backstop Purchasers and any other subscribers from registration under the Securities Act, and (iv) the absence of the need to qualify this Indenture under the TIA in respect of such sale and offer.

“Kiewit” means Kiewit Energy Company.

“Legal Defeasance” has the meaning set forth in Section 8.01(b).

“Legal Holiday” has the meaning set forth in Section 11.07.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Incentive Plan” means the “Management Incentive Plan” as defined in the Plan, in the form first adopted by the New Board (as defined in the Plan) on or after the Issue Date in accordance with the Plan, as the same may be amended, modified, renewed, restated or replaced, in whole or in part, from time to time in accordance with its terms and the terms hereof (including Section 4.27).

“Maturity” means, with respect to any Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Maturity Date or by declaration of acceleration, call for redemption or otherwise.

“Maturity Date” means March 15, 2015.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents, if any, granting Liens on the Facilities or any other real property owned by the Company or any Guarantor to secure the Note Obligations as entered into on the Issue Date or thereafter in accordance with Section 12.01(g)(iv), as such documents may be amended or supplemented from time to time in accordance with their terms and the terms hereof.

“Mt. Vernon Facility” means that certain unfinished ethanol production facility of the Company located in Mt. Vernon, Indiana.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)           any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any Equity Interests or other securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)           any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss); and

(3)           any unrealized non-cash gains or losses in respect of Hedging Obligations, to the extent such gains or losses are taken into account in computing the net income (loss) of such Person.

“Net Loss Proceeds” means the aggregate cash proceeds received by the Company or any Guarantor in respect of any Event of Loss, including insurance proceeds, condemnation awards or damages awarded by any judgment, net of (1) the direct costs in recovery of such Net Loss Proceeds (including reasonable legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), (2) amounts required to be applied to the repayment of Indebtedness, other than Credit Facility Obligations, secured by a Lien on the asset or assets that were the subject of such Event of Loss, (3) any taxes paid or payable as a result thereof and (4) amounts taken by the Company or its Restricted Subsidiaries, as the case may be, as a reserve against any liabilities associated with such Event of Loss and retained by the Company or its Restricted Subsidiaries, as the case may be, after such Event of Loss, including liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss, all as determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including legal, accounting and investment banking, broker or finder fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness, other than Credit Facility Obligations, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or amount placed in an escrow account for purposes of such an adjustment and (5) escrowed amounts and amounts taken by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts escrowed or initially held in reserve pursuant to clause (5) no longer so held, will, in the case of each of subclauses (a) and (b), at that time become Net Proceeds.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender;

(2)           no default with respect to which would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any of its Restricted

Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)           as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries) or (b) the lenders have been notified in writing that they will have no recourse to the stock or any assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries).

“Non-U.S. Person” means a Person who is not a “U.S. person,” as such term is defined in Regulation S.

“Note Collateral” means, collectively, all the property and assets (including Primary Collateral and Secondary Collateral) of the Company or any of the Guarantors that are from time to time subject to the Lien of the Collateral Documents, including the Liens, if any, required to be granted pursuant to this Indenture.

“Note Collateral Covered Property” means any property or assets other than real property acquired or owned by the Company or any Guarantor that, at the time the Company or such Guarantor acquires or first owns such property or assets, automatically become Note Collateral subject to valid and perfected first priority Note Liens (subject only to Permitted Collateral Liens) already created pursuant to then existing Collateral Documents.

“Note Collateral Non-Specified Covered Property” means any Note Collateral Covered Property that is not After-Acquired Specified Property.

“Note Collateral Required Date” means, as to any additional property or assets required to be added to the Note Collateral, (i) if such property or assets are After-Acquired Property, the After-Acquired Property Required Date or (ii) otherwise, the date 30 days after the first date on which any provision of this Indenture or any Collateral Document requires such additional property or assets so to be added to the Note Collateral.

“Note Guarantee” has the meaning set forth in Section 10.01.

“Note Lien” means, to the extent securing Note Obligations, a Lien granted pursuant to a Collateral Document as security for Note Obligations.

“Note Obligations” means the Notes, the Note Guarantees and all other Obligations of any Obligor under this Indenture, the Note Guarantees and the Collateral Documents.

“Notes” means the 13% Senior Secured Notes due 2015 that are issued pursuant to this Indenture, as amended or supplemented from time to time in accordance with the terms hereof, including the Initial Notes, the Exchange Notes, any Additional Notes and any PIK Notes, all treated as a single class.

“Obligations” means all obligations for principal, premium, interest (including, with respect to the Notes, any interest accruing after the commencement of any bankruptcy, insolvency, or similar proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Obligors” means, as the context may require, the Company or the Guarantors.

“Offer Trigger Date” has the meaning set forth in Section 4.19.

“Offering” means the offering of the Initial Notes that are originally issued on the Issue Date in accordance with and pursuant to the Plan.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting and Compliance Officer, the Corporate Controller, any Senior Vice President or any Vice President of the Company.

“Officers’ Certificate” means a certificate that (x) has been signed by (i) an Officer of the Company that is either the principal accounting officer or the principal financial officer of the Company and (ii) if delivered after the Issue Date, another Officer of the Company and (y) meets the requirements of Section 11.05 and is delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel who may be an employee of or counsel for the Trustee or the Company and shall be reasonably acceptable to the Trustee and that meets the requirements of Section 11.05.

“Paying Agent” has the meaning set forth in Section 2.03.

“Payment Default” has the meaning set forth in Section 6.01(f)(1).

“Permitted Business” means (1) the business of the Company and its Subsidiaries engaged in on the Issue Date and (2) any business or activity ancillary, reasonably related or complementary thereto.

“Permitted Collateral Liens” means (1) with respect to any Specified Collateral, Liens described in clauses (1), (4), (5), (8), (9), (10), (11), (12), (13) (solely to the extent (i) securing Permitted Refinancing Indebtedness incurred in exchange for, or to refund, refinance, replace, defease or discharge, Indebtedness that was secured by Liens permitted pursuant to clause (4) or (5) of the definition of “Permitted Liens” and (ii) on the same property (plus improvements and accessions to such property) on which such other Liens were so permitted), (14), (16), (17), (20), (21), (24) (solely to the extent of Specified Collateral constituting a real property leasehold interest subject to Note Liens that are permitted (or as to which consent has been granted) under the applicable lease) and (27) of the definition of “Permitted Liens” or (2) with respect to any Note Collateral (other than Specified Collateral), any Permitted Liens.

“Permitted Debt” has the meaning set forth in Section 4.12.

“Permitted Holders” means each of the Backstop Purchasers, its Affiliates and its and its Affiliates’ managed funds and accounts and (1) entities controlled by any such Persons, (2) trusts for the benefit of any such individual Persons or the spouses, issue, parents or other relatives of such individual Persons and (3) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person.  For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Permitted Investments” means:

(1)           any Investment by (a) the Company or a Restricted Subsidiary of the Company in the Company or a Guarantor so long as, to the extent such Investment includes any assets constituting Note Collateral of the Person making the Investment, such Investment does not occur until and unless the provisions of Section 4.28 (to the extent applicable to such Investment) have otherwise been complied with in respect of such assets, (b) the Company or a Guarantor (of assets other than Specified Collateral) in a Restricted Subsidiary of the Company that is not a Guarantor to the extent that the aggregate amount of all such Investments does not exceed $250,000 at any time outstanding or (c) a Restricted Subsidiary of the Company that is not a Guarantor in any other Restricted Subsidiary;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

so long as, in the case of clause (a) or (b), to the extent as a result of such Investment the Person making the Investment acquires or owns any After-Acquired Property, such Investment does not occur unless such After-Acquired Property has become Note Collateral prior to or simultaneously with the acquisition thereof and until and unless the provisions of Section 4.28 (to the extent applicable to such Investment) have otherwise been complied with respect to such After-Acquired Property;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.16;

(5)           any acquisition of assets or Capital Stock (including pursuant to any merger or consolidation of the Company in accordance with Section 5.01) solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise or resolution of (a) obligations of any Person or customer that were incurred in the ordinary course of business of the

Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)           Investments represented by deposits and margin deposits and other cash or Cash Equivalents or other investment property deposited to secure performance of Hedging Obligations (or to secure letters of credit securing Hedging Obligations); provided that (a) such deposits are made in a manner within the general parameters customary in the industry and incurred in the ordinary course of business and (b) such Hedging Obligations are designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(8)           other Investments (of assets other than Specified Collateral) in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed $1,000,000;

(9)           to the extent permitted by applicable law, loans or advances to employees in the ordinary course of business for bona fide business purposes and not to exceed $250,000 in the aggregate at any time outstanding;

(10)         Investments constituting repurchases or acquisitions of the Notes;

(11)         Investments in existence on the Issue Date;

(12)         Investments represented by Guarantees that are otherwise permitted under this Indenture;

(13)         endorsements for collection or deposit in the ordinary course of business by any Person of bank drafts and similar negotiable instruments of any other Person received as payment for ordinary course of business trade receivables;

(14)         cash or Cash Equivalents or other investment property deposited in the ordinary course of business to secure (or to secure letters of credit securing) the performance of statutory obligations (including obligations under worker’s compensation, unemployment insurance or similar legislation), surety or appeal bonds, leases, agreements or other obligations under arrangements with utilities, insurance agreements, construction agreements, performance bonds or other obligations of a like nature incurred in the ordinary course of business, in each case if (but only if) such obligations are not for borrowed money (“ordinary course deposits”); provided that the aggregate amount of such Investments made pursuant to this clause (14), when added to the aggregate outstanding amount of Investments constituting ordinary course deposits in existence on the Issue Date and permitted under clause (11) above, does not exceed $50,000,000 in the aggregate at any time outstanding;

(15)         receivables (including pursuant to extensions of trade credit) and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables or prepaid expenses would be recorded as current assets of such Person in accordance with GAAP; and

(16)         deposit of cash or Cash Equivalents or other investment property constituting Secondary Collateral to secure Credit Facility Obligations under the ABL Facility in an amount not to exceed $5,000,000;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of such Investment to one or more of the above clauses (1) through (16) so that all or a portion of such Investment would be a Permitted Investment.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment. The amount of Investments outstanding at any time pursuant to clause (8) shall be reduced by an amount equal to the net reduction in Investments by the Company and its Restricted Subsidiaries, subsequent to the date of the Indenture, resulting from repayments of loans or advances or other transfers of assets, in each case, to the Company or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, not to exceed, in the case of any Investment, the amount of the Investment previously made by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

“Permitted Liens” means:

(1)           Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(2)           Credit Facility Liens on Secondary Collateral;

(3)           Liens in favor of the Company or the Guarantors (not securing Credit Facility Obligations);

(4)           Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such merger or consolidation and do not extend to any property other than that property of the Person merged into or consolidated with the Company or such Restricted Subsidiary that were so subject to such Liens (plus improvements and accessions to such property);

(5)           Liens on property (including Capital Stock) existing at the time of acquisition of the property, including by way of merger, consolidation or otherwise, by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition and do not extend to any other property owned by the Company or any Restricted Subsidiary (plus improvements and accessions to such property);

(6)           Liens on cash or Cash Equivalents or other investment property deposited to secure (or to secure letters of credit securing) the performance of statutory obligations (including obligations under worker’s compensation, unemployment insurance or similar legislation), surety or appeal bonds, leases, agreements or other obligations under arrangements with utilities, insurance agreements, construction agreements, performance bonds or other obligations of a like nature incurred in the ordinary course of business, in each case if (but only if) such obligations are not for borrowed money;

(7)           Liens existing on the Issue Date (other than pursuant to the Aurora West Kiewit Mortgage or the Indiana Port Lease Agreement or clause (2) or (3) of this definition);

(8)           Liens granted on the Issue Date on the Aurora West Real Property to secure the Aurora West Kiewit Note pursuant to the Aurora West Kiewit Mortgage;

(9)           the Lien in favor of the Indiana Port Lessor pursuant to the Indiana Port Lease Agreement on any Indiana Port Lease Collateral securing the obligations of the Indiana Port Lessee under the Indiana Port Lease Agreement if (but only if), (x) the Indiana Port Leased Premises on which such Indiana Port Lease Collateral is located is subject to a Mortgage securing the Note Obligations, (y) such Indiana Port Lease Collateral constitutes Note Collateral and (z) such Lien is subordinated to the Lien of the Collateral Documents (including such Mortgage) in accordance with the terms of the Indiana Port Lease Agreement;

(10)         Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)         Liens imposed by law (such as carriers’, warehousemen’s and mechanics’ Liens), Liens imposed by law in favor of sellers of farm products and Liens of landlords imposed by law securing obligations to pay lease amounts, in each case, that are not due and payable or in default or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, in each case, incurred in the ordinary course of business;

(12)         survey exceptions, encumbrances, restrictions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that, in each case, were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)         Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)           the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original

Lien arose, could secure the Indebtedness being exchanged, refunded, refinanced, replaced, defeased or discharged (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b)           the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount (or accreted value, if applicable) or, if greater, the committed amount of the Indebtedness being exchanged, refunded, refinanced, replaced, defeased or discharged and (ii) an amount necessary to pay all accrued interest on such Indebtedness and any fees and expenses, including premiums and tender and defeasance costs, related to such exchange, refunding, refinancing, replacement, defeasance or discharge;

(14)         Liens arising pursuant to an order of attachment, condemnation, eminent domain, distraint or similar legal process arising in connection with legal proceedings and any Liens that are required to protect or enforce rights in any administrative, arbitration or other court proceedings in the ordinary course of business, in each case, not giving rise to an Event of Default;

(15)         pledges of Equity Interests of an Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

(16)         any Lien on property (real or personal), plant or equipment, all or any part of the purchase price or cost of design, development, construction, installation or improvement of which was financed by Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph of Section 4.12 solely to the extent securing such Indebtedness;

(17)         leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole, so long as the aggregate Fair Market Value of all Specified Collateral subject to such Liens pursuant to this clause (17) does not exceed $500,000;

(18)         bankers’ Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(19)         Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof, so long as the aggregate amount of obligations secured by Liens incurred pursuant to this clause (19) does not exceed $1.0 million at any one time outstanding;

(20)         Liens on goods imported by the Company or any Restricted Subsidiary in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of such goods;

(21)         Liens consisting of conditional sale, title retention, consignment or similar arrangements for the sale of goods acquired by the Company or any of its Restricted

Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Issue Date so long as the aggregate Fair Market Value of all Specified Collateral subject to such Liens pursuant to this clause (21) does not exceed $500,000;

(22)         Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(23)         Liens arising from filing Uniform Commercial Code financing statements regarding operating leases;

(24)         any interest or title of a lessor, licensor or sublicensor in property leased, licensed or sublicensed to the Company or any Restricted Subsidiary pursuant to any lease, license or sublicense not constituting a Capital Lease Obligation or other Indebtedness;

(25)         Liens encumbering deposits and margin deposits and other Liens on cash or Cash Equivalents or other investment property that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Hedging Obligations designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(26)         Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $1,000,000 at any one time outstanding; and

(27)         Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not secure Indebtedness and that do not exceed $1,000,000 at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Intercompany Debt); provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness exchanged, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on such Indebtedness and the amount of all fees and expenses, including premiums and tender and defeasance costs, incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being exchanged, refunded, refinanced, replaced, defeased or discharged (or, if shorter, has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Notes);

(3)           if the Indebtedness being exchanged, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or any Note Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes or such Note Guarantee, as the case may be, on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being exchanged, refunded, refinanced, replaced, defeased or discharged; and

(4)           such Indebtedness has the Company or any Restricted Subsidiary of the Company as an obligor (whether as borrower, guarantor or otherwise) only if the Company or such Restricted Subsidiary is an obligor (in any capacity) on the Indebtedness being exchanged, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Physical Notes” has the meaning set forth in Section 2.14(b).

“PIK Interest” means the portion of an installment of interest due on an Interest Payment Date payable by issuance of PIK Notes as and to the extent provided for in Section 4.01(d).

“PIK Interest Amount” means, with respect to any Interest Payment Date for any Note that is prior to the Maturity thereof and with respect to which the Company has duly made a PIK Interest Election, the portion of the aggregate installment of interest due and payable on such Interest Payment Date that is payable on such Interest Payment Date by issuance of PIK Notes in accordance with the fourth paragraph of Section 2.02, such portion being 7/15 of such aggregate installment of interest.

“PIK Interest Election” means, with respect to any Interest Payment Date, an election by the Company duly given pursuant to Section 4.01(c) not to pay the entire amount of interest due on the Notes on such Interest Payment Date in cash.

“PIK Notes” means Notes issued (including by any increase in the principal amount of any outstanding Global Note previously authenticated hereunder) on any Interest Payment Date pursuant to the fourth paragraph of Section 2.02 in payment of the portion of the aggregate installment of interest due and payable on any Notes on such Interest Payment Date constituting the PIK Interest Amount with respect to such Interest Payment Date for such Notes.

“Plan” means that certain Joint Plan of Reorganization filed by the Company and its affiliates on December 4, 2009 in the United States Bankruptcy Court for the District of Delaware, as amended or supplemented from time to time prior to entry of the Confirmation Order, including any exhibits, supplements, annexes, appendices and schedules thereto, as confirmed by such Bankruptcy Court pursuant to the Confirmation Order.

“Primary Collateral” means the “Indenture Exclusive Collateral” as defined in the Intercreditor Agreement.

“Primary Collateral Asset Sale” means an Asset Sale consisting of the disposition of assets constituting Primary Collateral (including the disposition of Capital Stock of a Subsidiary which results in the disposition of assets constituting Primary Collateral); provided that if an Asset Sale results in the disposition of assets constituting Primary Collateral and Secondary Collateral, the term “Primary Collateral Asset Sale” shall be limited to the portion of the Note Collateral so disposed of that constitutes Primary Collateral.

“Primary Collateral Liens” means Note Liens on Primary Collateral.

“principal” of any Indebtedness (including the Notes) means the principal amount (or accreted value, as the case may be) of such Indebtedness.

“Private Placement Legend” means the legend initially set forth on the Notes in the form set forth in Exhibit D.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Record Date” means any of the record dates specified in the Notes, whether or not a Legal Holiday.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for redemption of such Note pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for redemption of such Note pursuant to this Indenture and the Notes.

“Register” has the meaning set forth in Section 2.03.

“Registrar” has the meaning set forth in Section 2.03.

“Registration Rights Agreement” means (a) the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Backstop Purchasers, as the same may be amended or supplemented from time to time in accordance with the terms thereof and (b) any registration rights agreement among the Company, the Guarantors and the other parties thereto in connection with the issuance of Additional Notes.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” has the meaning set forth in Section 2.01.

“Repurchase Offer” has the meaning set forth in Section 4.19.

“Repurchase Offer Payment Date” has the meaning set forth in Section 4.19.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth in Section 4.10.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act and shall include any Note bearing the Private Placement Legend; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.  Any Note issued (i) subject to Section 2.15(c), upon the transfer, exchange or replacement of any Restricted Security and (ii) any Note issued as a PIK Note in payment of interest due and payable on any Restricted Security, shall, in each case, constitute a “Restricted Security”; provided, however, that any Note issued upon the transfer, exchange or replacement of any Restricted Security that no longer bears (or, pursuant to Section 2.15(c), is no longer required to bear) a Private Placement Legend shall cease to (and shall not) be a Restricted Security.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Global Notes” has the meaning set forth in Section 2.01.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means a transaction whereby a Person sells or otherwise transfers assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or otherwise transferred.

“SEC” means the Securities and Exchange Commission.

“Secondary Collateral” means “Second Lien Collateral” as defined in the Intercreditor Agreement.

“Secured Parties” means, collectively, the Collateral Agent, the Trustee and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms and the terms hereof.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Assets” means any real property (including any real property leasehold interest) or equipment.

“Specified Collateral” means any Note Collateral comprising Specified Assets.

“Stated Maturity” means (a) with respect to any series of Indebtedness, the date specified in the documentation governing such Indebtedness as of the date such documentation was entered into as the fixed date on which the final installment of principal of such Indebtedness is due and payable and (b) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified in the documentation governing such Indebtedness as of the date such documentation was entered into as the fixed date on which such installment is due and payable and, in each case, will not include any contingent obligations to repay, redeem or repurchase any such installment of interest or principal prior to the date originally scheduled for the payment thereof.

“Subordination Agreement” means that certain Intercompany Subordination Agreement, dated the Issue Date, among the Company, the Guarantors and the Collateral Agent, as amended or supplemented from time to time, in accordance with its terms and the terms hereof (including Section 4.27).

“Subsidiary” means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the Issue Date.

“Trust Officer” means any officer of the Trustee assigned by the Trustee to administer this Indenture or, in the case of a successor trustee, an officer assigned to the department, division or group performing the corporation trust work of such successor and assigned to administer this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)           has no Indebtedness other than Non-Recourse Debt;

(2)           except as permitted by Section 4.11, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)           is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve specified levels of operating results;

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries;

(5)           does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any asset or property of, the Company or any Restricted Subsidiary of the Company and does not own any Note Collateral and has no Subsidiaries other than Unrestricted Subsidiaries; and

(6)           would constitute an Investment which the Company could make in compliance with Section 4.10.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.10.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.12, the Company will be in default of such Section 4.12.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under Section 4.12, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence following such designation.

“U.S. Government Obligations” means non-callable direct obligations of, and non-callable obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States of America which, as at the time of payment, shall be immediately available legal tender for the payment of public and private debts.

“U.S. Person” means a “U.S. person,” as such term is defined in Regulation S.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the product obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (2) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required by applicable law) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

SECTION 1.02                                                                    Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture.  The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.03                                                                    Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           words in the singular include the plural, and words in the plural include the singular;

(e)           “herein”, “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(f)            when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”;

(g)           all references to “interest” in this Indenture in respect of any Note shall include any Additional Interest due on such Note pursuant to the terms of the applicable Registration Rights Agreement;

(h)           all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated;

(i)            solely for the purposes of Section 4.12, all obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock of any Person and the amount of the liquidation preference of any preferred stock of such Person shall be deemed “Indebtedness” of such Person and the amount thereof outstanding at any time shall be (a) in the case of Disqualified Stock, as specified in the last sentence of the definition thereof or (b) in the case of preferred stock, (1) the maximum liquidation value of such preferred stock or (2) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(j)            provisions apply to successive events and transactions; and

(k)           references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE TWO

THE NOTES

SECTION 2.01                                                                    Form and Dating.

The Initial Notes and the Additional Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto.  The Exchange Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit B hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or Depository rule or usage.  The Company shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its authentication.

The terms and provisions contained in the forms of the Notes annexed hereto as Exhibit A and Exhibit B shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A hereto (the “Rule 144A Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold to Accredited Investors in reliance on Rule 501(a) under the Securities Act shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “AI Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (a “Regulation S Global Note”) deposited with the Trustee, as custodian for the Depository, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit C.

Additional Notes offered and sold pursuant to an effective registration statement under the Securities Act shall be issued initially in the form of Exchange Notes in registered global form, deposited with the Trustee, as custodian for the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream

Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by participants through Euroclear or Clearsteam.  Rule 144A Global Notes, AI Global Notes, Regulation S Global Notes and Exchange Notes issued in global form are referred to collectively as the “Global Notes.”

The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and simultaneous notation by the Trustee, as custodian for the Depository, of such increase or decrease on the schedule to such Global Note, all as hereinafter provided.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officers executing such Notes, as evidenced by their execution of such Notes.

SECTION 2.02                                                                    Execution and Authentication; Aggregate Principal Amount.

An Officer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence, and the only evidence, that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (a) Initial Notes for original issue in the aggregate principal amount not to exceed $105,000,000, (b) Exchange Notes from time to time for issue only pursuant to a Registration Rights Agreement in exchange for a like principal amount of Initial Notes or Additional Notes, and (c) subject to compliance with Section 4.12, one or more series of Additional Notes for original issue after the Issue Date in an aggregate principal amount not to exceed $50,000,000, in each case upon a written order of the Company in the form of an Officers’ Certificate (an “Authentication Order”), which Authentication Order shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Section 4.12 and whether such Additional Notes are initially to be issued bearing the Private Placement Legend (and thus initially be Restricted Securities).  In addition, each such Authentication Order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes, Exchange Notes or Additional Notes.  Upon the Trustee’s receipt of an Authentication Order for authentication of PIK Notes to be delivered to Holders of the Notes on an Interest Payment Date prior to Maturity of such Notes in satisfaction of the portion of the aggregate installment of interest due and payable on such Notes on such Interest Payment Date constituting the PIK Interest Amount with respect to such Interest Payment Date for such Notes, the Trustee shall authenticate for original issue additional Notes constituting PIK Notes (or increase the principal amount of any Global Notes previously authenticated hereunder) in an aggregate principal amount equal to such PIK Interest Amount with respect to such Interest Payment Date for such Notes, all as specified in such Authentication Order.  Each such Authentication Order shall specify the respective amount of the additional Notes constituting PIK Notes to be authenticated or principal amount of Global Notes previously authenticated to be increased and the Interest Payment Date on which the additional Notes constituting PIK Notes are to be authenticated or the principal amount of Global Notes is to be increased.  On any Interest Payment Date on which the Company pays PIK Interest on any Notes by increasing the principal amount of any Global Note previously authenticated hereunder, the Trustee shall increase the principal amount of such Global Note by an amount equal to the PIK Interest Amount with respect to such Interest Payment Date for such Notes, rounded up to the nearest $1.00, to the credit of the Holders of such Notes as of the relevant Record Date for such Interest Payment Date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Registrar with respect to such Global Note by the Registrar to reflect such increase.  On any Interest Payment Date on which the Company pays PIK Interest on any Notes by issuing additional Notes constituting PIK Notes, the Trustee shall deliver to the Holders of such Notes as of the relevant Record Date for such Interest Payment Date additional Notes constituting PIK Notes having an aggregate principal amount equal to the PIK Interest Amount with respect to such Interest Payment Date for such Notes, with the principal amount thereof rounded up to the nearest $1.00.

The Company shall deliver to the Trustee an Authentication Order requesting the Trustee to authenticate, and, upon receipt of such Authentication Order, the Trustee shall authenticate, Notes upon exchange for other Notes in accordance with Sections 2.14(e), 2.15(e), 3.07, 4.15, 4.19 or 9.05.

At the same time as the Registrar registers on its records an increase or decrease in the principal amount of any Global Note, the Trustee, as custodian for the Depository, shall notate such increase or decrease on the schedule of increases or decreases to such Global Note.

All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate Notes.  Unless otherwise provided in the appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent.  An Authenticating Agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable in fully registered form only, without coupons, in denominations of $2,000 in principal amount and any integral multiple of $1,000 in excess of $2,000, subject to the payment of interest on any Notes on any Interest Payment Date by issuance of PIK Notes, in which case the aggregate principal amount of Global Notes previously authenticated hereunder may be increased by, or additional Notes constituting PIK Notes may be issued in, integral multiples of $1.00 in an aggregate principal amount equal to the PIK Interest Amount with respect to such Interest Payment Date for such Notes rounded up the nearest whole dollar.

Each PIK Note is an additional obligation of the Company and shall be governed by, and entitled to the benefits of, this Indenture and shall be subject to the terms of this Indenture, shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Notes (except, as the case may be, with respect to the issue date).

SECTION 2.03                                                                    Registrar and Paying Agent.

The Company shall maintain an office or agency which shall initially be the office of the Trustee, c/o Wilmington Trust Company, Corporate Client Services — CCM OAS, 1100 North Market Street, Wilmington, DE 19801, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”) and (b) Notes may be presented or surrendered for payment (the “Paying Agent”).  The Registrar shall keep a register (the “Register”) of the Notes and of their transfer and exchange.  The Company, upon prior written notice to the Trustee, may have one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee.  The Company may change the Paying Agent or Registrar without prior notice to the Holders.  The term “Paying Agent” includes any additional Paying Agent and the term “Registrar” includes any additional Registrar.  The Company or any Affiliate of the Company may act as Paying Agent or Registrar.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent.  The Company shall notify the Trustee in writing, in advance, of the name and address of any such Agent.  If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, as shall be entitled to appropriate compensation therefor, pursuant to Section 7.07.

The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes.  The Paying Agent or Registrar may resign upon thirty (30) days’ written notice to the Company.

The Company appoints The Depository Trust Company as Depository.

SECTION 2.04                                                                    Obligations of Paying Agent.

The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and the Paying Agent shall promptly notify the Trustee in writing of any Default by the Company (or any other obligor on the Notes) in making any such payment.  The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon receipt by the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.  If the Company or one of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all assets held by it as Paying Agent.

SECTION 2.05                                                                    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(b).  If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably request of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06                                                                    Transfer and Exchange.

Subject to the provisions of Sections 2.14 and 2.15, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing, and such other documents as the Registrar or Co-Registrar may reasonably require.  To permit registrations of transfers and exchanges, the Company shall execute, issue and deliver and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s request.  No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges pursuant to Sections 2.10, 2.14, 2.15(e), 3.07, 4.15, 4.19 or 9.05 not involving any transfer, in which event the Company shall be responsible for the payment of such taxes).  All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture and the Note Guarantees, as the Notes surrendered upon such registration of transfer or exchange.

The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note (a) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (b) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through the Depository, in accordance with this Indenture and the Applicable Procedures.

SECTION 2.07                       Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims in writing that the Note has been lost, destroyed or wrongfully taken, then, in the absence of written notice to the Company or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, issue and deliver and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding if the Trustee’s requirements are met.  Except with respect to mutilated Notes, if required by the Trustee or the Company, such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced.  The Company may charge such Holder for the Company’s reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel and of the Trustee and its counsel.  In case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.  Every replacement Note shall constitute an additional obligation of the Company, entitled to the benefits of this Indenture, subject to Section 2.08.

SECTION 2.08                       Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding.  Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09                       Treasury Notes; When Notes Are Disregarded.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or notice, Notes owned by the Company or any of its Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so considered.  Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes (including any outstanding PIK Notes issued (including by any increase in the principal amount of any Global Note previously authenticated) hereunder) outstanding at such date of determination (as determined in accordance with this Section 2.09 and Section 2.08).  With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes then outstanding, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes held by Holders that have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with this Section 2.09 and Section 2.08.  Any such calculation made pursuant to this Section 2.09 shall be made by the Company and delivered to the Trustee pursuant to an Officers’ Certificate.

SECTION 2.10                       Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and execute and deliver and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Company in the form of an Officers’ Certificate.  The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall execute and deliver and the Trustee shall authenticate upon receipt of a written order of the Company pursuant to Section 2.02 definitive Notes in exchange for temporary Notes.  Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

SECTION 2.11                       Cancellation.

The Company at any time may deliver Notes previously authenticated hereunder which the Company has acquired in any lawful manner to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel all Notes surrendered for transfer, exchange, payment or cancellation.  Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.  If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.  The Trustee shall dispose of all cancelled Notes in accordance with the Trustee’s customary procedures.

SECTION 2.12                       CUSIP Numbers.

A “CUSIP” number shall be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.  The Company shall promptly notify the Trustee of any change in the CUSIP number.

SECTION 2.13                       Deposit of Moneys.

Prior to 12:00 p.m. (noon) New York, New York time on each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to make payments, if any, of any principal, premium and interest (other than any interest payable as PIK Interest on such Interest Payment Date in accordance with Section 4.01(d)) due on such Interest Payment Date or the Maturity Date, as the case may be.

SECTION 2.14                       Book-Entry Provisions for Global Notes.

(a)           The Global Notes initially shall (1) be registered in the name of the Depository or the nominee of such Depository, (2) be delivered to the Trustee as custodian for such Depository and (3) bear legends as set forth in Exhibit C.  Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under any Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)           Transfers of the Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees.  Interests of beneficial owners in the Global Notes may be transferred or exchanged in accordance with the Applicable Procedures of the Depository and the provisions of Section 2.15, provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person.  In addition, Notes in the form of certificated Notes in registered form in substantially the form set forth in Exhibit A hereto (the “Physical Notes”) shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (1) either (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Notes or (y) at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and in either case a successor Depository is not appointed by the Company within ninety (90) days of such notice or (2) a Default or Event of Default has occurred and is continuing and the Trustee has received a request from the Depository; provided that a beneficial interest in the Regulation S Global Note may not be exchanged for a Physical Note or transferred to a Person who takes delivery thereof in the form of a Physical Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of a certification, pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act (except in the case of a “Distributor” as defined in Rule 902(d) under the Securities Act) and substantially in the form of Exhibit I hereto, of beneficial ownership of the Notes by a non-U.S. Person or a U.S. Person who purchased the Notes in a transaction that did not require registration under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(c)           Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of a beneficial interest in another Global Note shall, upon transfer, cease to be a beneficial interest in such first Global Note and become a beneficial interest in such other Global Note and shall thereafter be subject to all transfer restrictions, if any, and other procedures applicable to a beneficial interest in such other Global Notes for as long as it remains such an interest.

(d)           In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to clause (b), the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute and deliver, and the Trustee shall authenticate, one or more Physical Notes of like tenor and aggregate principal amount.

(e)           In connection with the transfer of an entire Global Note to beneficial owners pursuant to clause (b), the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute and deliver, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(f)            Any Physical Note constituting a Restricted Security delivered in exchange for an interest in the Global Note pursuant to clause (b), except as otherwise provided by clauses (a)(1)(i) and (c) of Section 2.15, shall bear the legend regarding transfer restrictions applicable to the Physical Notes set forth in Exhibit D.

(g)           The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.15                       Special Transfer Provisions.

(a)           Transfers to Non-QIB Accredited Investors and Non-U.S. Persons.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to any Accredited Investor which is not a QIB or to any Non-U.S. Person:

(1)           the Registrar shall register the transfer of any Physical Note constituting a Restricted Security which after transfer is to be evidenced by a Physical Note, whether or not such Note bears the Private Placement Legend, upon surrender of such Physical Note to the Registrar, if (i) the requested transfer is after the date one year after the Issue Date or (ii) (A) in the case of a transfer to an Accredited Investor which is not a QIB (excluding Non-U.S. Persons), the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit E hereto or (B) in the case of a transfer to a Non-U.S. Person, the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit F hereto, whereupon the Registrar shall reflect on its books and records the date and the Company shall execute and deliver and the Trustee shall authenticate one or more Physical Notes of like tenor and principal amount and the Trustee shall cancel the Physical Notes so transferred; or

(2)           if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee is an Agent Member who will hold a beneficial interest in a Global Note, the Registrar shall register such transfer upon receipt of (i) the certificate, if any, required by clause (1) above and (ii) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred and a corresponding increase in the Global Note to which such beneficial interest is transferred; or

(3)           if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee’s interest will be evidenced by a Physical Note, the Registrar shall register such transfer upon receipt of (i) the certificate, if any, required by clause (1) above and (ii) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute and deliver and the Trustee shall authenticate one or more Physical Notes of like tenor and principal amount; or

(4)           if the proposed transferee is an Agent Member and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in a Global Note, the Registrar shall register such transfer upon surrender of such Physical Note to the Registrar, upon receipt of (i) the certificate, if any, required by clause (1) above and (ii) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon the Registrar shall reflect on its books and records the date and an increase in the principal amount of such Global Note in an amount equal to the principal amount of the Physical Notes to be transferred and the Trustee shall cancel the Physical Notes so transferred.

(b)           Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons):

(1)           The Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

(2)           Subject to compliance with clause (1) above, if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon surrender of such Physical Note to the Registrar, upon receipt by the Registrar of instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note in an amount equal to the principal amount of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

(3)           Subject to compliance with clause (1) above, if the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by Physical Notes, upon the surrender of such Physical Notes to the Registrar, the Registrar shall reflect on its books and records the date and the Company shall execute and deliver and the Trustee shall authenticate one or more Physical Notes of like tenor and principal amount and the Trustee shall cancel the Physical Notes to be transferred.

(4)           Subject to compliance with clause (1) above, if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee is an Agent Member who will hold a beneficial interest in a Global Note, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred and a corresponding increase in the Global Note to which such beneficial interest is transferred.

(5)           Subject to compliance with clause (1) above, if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee’s interest will be evidenced by a Physical Note, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute and deliver and the Trustee shall authenticate one or more Physical Notes of like tenor and principal amount.

(c)           Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (1) the circumstance contemplated by clause (a)(1)(i) of this Section 2.15 exists or (2) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (3) the Notes bearing the Private Placement Legend are being exchanged for Exchange Notes issued under Section 2.02 pursuant to a Registration Rights Agreement.  Upon the issuance of PIK Notes in payment of PIK Interest payable with respect to any Notes bearing the Private Placement Legend, such PIK Notes shall bear the Private Placement Legend.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture.

(d)           General.  The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture.  In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any security (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates, Opinions of Counsel and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Registrar shall retain copies of all letters, notices and other written communications received by it pursuant to Section 2.14 or this Section 2.15.  The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by DTC.

(e)           Exchange Offer.  Upon the occurrence of an Exchange Offer with respect to Restricted Securities, the Company shall execute and deliver, and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate:

(1)              Exchange Notes in global form in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Securities constituting Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable letters of transmittal that (A) any Exchange Notes received by such Person will be acquired in the ordinary course of its business, (B) at the time of commencement of the Exchange Offer such Person has no arrangement or understanding with any other Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (C) such Person is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or if such Person is an affiliate such Person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (D) if such Person is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (E) if such Person is a Participating Broker-Dealer (as defined in the Registration Rights Agreement) that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, that it will deliver a Prospectus (as defined in the Registration Right Agreements) in connection with any resale of the Exchange Notes; and

(2)           Physical Notes in an aggregate principal amount equal to the principal amount of the Restricted Securities constituting Physical Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable letters of transmittal as to matters specified in clauses (A), (B), (C), (D) and (E) of clause (1) above.

SECTION 2.16                       Transfers of Global Notes and Physical Notes.

A transfer of a Global Note or a Physical Note (including the right to receive principal and interest payable thereon) may be made only by the Registrar’s entering the transfer in the Register.  Prior to such entry, the Company shall treat the person in whose name such Note is registered as the owner of the Note for all purposes.

SECTION 2.17                       Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner at the rate provided in the Notes.  The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date.  The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.18                       Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE THREE

REDEMPTION

SECTION 3.01                       Optional Redemption.

(a)           The Company may, at its option, redeem the Notes, in whole or in part, at specified times and under specified conditions, as set forth in this Section 3.01.  If the Company elects to redeem Notes pursuant to this Section 3.01, it shall, prior to mailing the notice of redemption referred to in Section 3.04 and at least 30 days but not more than 60 days prior to the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee) furnish to the Trustee and Paying Agent an Officers’ Certificate setting forth the Redemption Date and the principal amount of the Notes to be redeemed, the clause of this Indenture pursuant to which the redemption shall occur and the Redemption Price.

(b)           The Company may, at its option, on any one or more occasions, redeem all or a part of the Notes upon not less than 30 days’ nor more than 60 days’ prior notice to the Trustee, at the Redemption Prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest to (but not including) the Redemption Date (subject to any installment of interest thereon, the maturity of which is on or prior to the Redemption Date, being payable to Holders of record at the close of business on the relevant Record Date referred to in the Notes), if redeemed during the twelve-month period commencing on March 15 of the years set forth below:

Year	Percentage

2010	105%
2011	104%
2012	103%
2013	102%
2014	101%

(c)           Notwithstanding clause (b) above, if the Company delivers a Board Resolution to the Trustee setting forth the irrevocable determination of the Company not to complete construction of either the Aurora Facility or Mt. Vernon Facility, then during the 90-day period following the Issue Date, the Company may, at its option, redeem up to $25,000,000 in aggregate principal amount of the Notes at a Redemption Price equal to 101% of the principal amount of the Notes redeemed plus accrued and unpaid interest on the Notes redeemed to (but not including) the Redemption Date (subject to any installment of interest thereon, the maturity of which is on or prior to the Redemption Date, being payable to Holders of record at the close of business on the relevant Record Date referred to in the Notes).

SECTION 3.02                       No Mandatory Redemption.

The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.03                       Selection of Notes to Be Redeemed.

If fewer than all of the Notes are to be redeemed pursuant to the provisions of this Indenture, the Trustee shall select the Notes to be redeemed (a) in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or (b) if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided, that if any redemption is made pursuant to Section 3.01(c), the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.  The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof, to be redeemed.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof, except that (i) if all of the Notes of a Holder are to be redeemed, the entire outstanding principal amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed, subject in the case of Global Notes, to the procedures of DTC; and (ii) in any event the unredeemed portion of Notes redeemed in part shall be in a principal amount of at least $2,000.  Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.04                       Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at such Holder’s registered address, with a copy to the Trustee and any Paying Agent.  At the Company’s written request delivered at least fifteen days prior to the date such notice is to be given (unless a shorter period shall be acceptable to the

Trustee), the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided the Company provides the Trustee with all information required for such notice of redemption.  Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

(a)           the Redemption Date;

(b)           the Redemption Price and the amount of accrued interest, if any, to be paid;

(c)           the name and address of the Paying Agent;

(d)           the CUSIP number;

(e)           the subsection of Section 3.01 pursuant to which such redemption is being made;

(f)            the place where such Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(g)           Notes and portions of Notes selected will be in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof, except that (i) if all of the Notes of a Holder are to be redeemed, the entire outstanding principal amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed, subject in the case of Global Notes, to the procedures of DTC; and (ii) in any event the unredeemed portion of Notes redeemed in part shall be in a principal amount of at least $2,000;

(h)           that, unless the Company fails to deposit with the Paying Agent funds in satisfaction of the applicable Redemption Price plus accrued interest, if any, interest on Notes called for redemption ceases to accrue on and after the Redemption Date in accordance with Section 3.06, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest, if any, upon surrender to the Paying Agent of the Notes redeemed;

(i)            if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued; and

(j)            if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

SECTION 3.05                       Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.04, Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest thereon.  Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest thereon to the Redemption Date, but installments of interest thereon, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes. No notice of any redemption may be subject to any conditions precedent or otherwise conditional.

SECTION 3.06                       Deposit of Redemption Price.

Not later than 12:00 p.m. (noon) local time in the place of payment on the Redemption Date, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, of all Notes or portions thereof to be redeemed on that date.  The Paying Agent shall promptly return to the Company any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Section 7.07.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued and unpaid interest, if any, interest on the Notes to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

SECTION 3.07                       Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Company shall execute and deliver and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate for the Holder at the expense of the Company a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.08                       Company May Acquire Notes.

The Company or its Affiliates (or any Person acting on behalf of the Company or its Affiliates) may at any time and from time to time acquire the Notes by means other than redemption, including by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition is not prohibited by applicable securities laws or regulations or the terms of this Indenture.  In accordance with, and subject to, Section 2.11, the Company may deliver such acquired Notes to the Trustee for cancellation.

ARTICLE FOUR

COVENANTS

SECTION 4.01                       Payment of Notes; Accrual of Interest.

(a)           The Company shall pay the principal of, or premium, if any, or interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture.

(b)           An installment of principal of, or premium, if any, or interest, if any, on the Notes payable in cash shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) holds at 12:00 p.m. (noon) New York, New York time on that date U.S. Legal Tender designated for and sufficient to pay the installment in full.  The portion of an installment of interest, if any, on the Notes payable as PIK Interest on any Interest Payment Date shall be considered paid on such date if on such date (1) to the extent such PIK Interest is paid by issuance of additional Notes constituting PIK Notes, PIK Notes having an aggregate principal amount equal to the PIK Interest Amount with respect to such Interest Payment Date for such Notes have been executed and delivered, together with an Authentication Order in accordance with Section 2.02, to the Trustee for authentication and delivery to the Holders of such Notes in accordance with the terms of this Indenture and (2) to the extent such PIK Interest is paid by increasing the principal amount of Global Notes previously authenticated hereunder, the Company has directed the Trustee in writing to increase the principal amount of such Global Notes previously authenticated by the PIK Interest Amount with respect to such Interest Payment Date for such Notes.  The portion of any installment of interest on Notes payable as PIK Interest that is not paid on the date it is due shall thenceforth be payable solely in cash.

(c)           Not less than five (5) Business Days prior to each Interest Payment Date, so long as such Interest Payment Date is prior to Maturity, the Company shall be entitled to deliver a notice to the Trustee specifying (i) that the Company has elected, so long as such Interest Payment Date is prior to Maturity, not to pay the entire amount of interest due on such Interest Payment Date in cash, (ii) the respective aggregate amounts of interest to be paid in cash and as PIK Interest as determined in accordance with Section 4.01(d) and (iii) the respective aggregate amounts of PIK Interest to be paid through increases in the aggregate principal amount of Global Notes previously authenticated hereunder or through the issuance of additional Notes constituting PIK Notes.  If the Company does not deliver such notice with respect to any Interest Payment Date within the time period specified in the preceding sentence, the Company shall be deemed to have elected to pay the entire amount of interest due on such Interest Payment Date in cash.  On the relevant Interest Payment Date for any Note as to which such notice has been timely given, so long as such Interest Payment Date is prior to Maturity, the Trustee shall record increases in the Global Notes or authenticate and deliver additional Notes constituting PIK Notes, as appropriate, in an aggregate principal amount equal to the PIK Interest Amount with respect to such Interest Payment Date for such Notes.  The Company shall deliver an Authentication Order to the Trustee in accordance with Section 2.02 upon issuance of PIK Notes in payment of PIK Interest.

(d)           Interest shall accrue on the principal amount of any outstanding Notes at a rate of 13% per annum and be payable solely in cash; provided, however, that, if with respect to any Interest Payment Date that occurs prior to Maturity of any Notes, the Company has duly elected pursuant to Section 4.01(c) not to pay the entire installment of interest due on such Interest Payment Date in cash:

(1)                   the interest on such Notes that is due on such Interest Payment Date shall be deemed to have accrued since the next preceding Interest Payment Date (or, if such Interest Payment Date is the first Interest Payment Date in respect of such Notes, the issue date therefor) at a rate of 15% per annum, whether or not the Company duly pays on such Interest Payment Date such installment of interest due on such Interest Payment Date; and

(2)                   if (but only if) the Company pays on such Interest Payment Date the entire installment of interest on such Notes due on such Interest Payment Date, the portion of such installment equal to the PIK Interest Amount with respect to such Interest Payment Date (i.e., the portion equal to 7/15 of the aggregate amount thereof) shall be payable by issuance of PIK Notes in accordance with the fourth paragraph of Section 2.02 and the remainder of such installment shall be payable in cash.

(e)           The Company shall pay interest on overdue principal at 15% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 4.02                       Maintenance of Registrar and Paying Agent.

The Company shall maintain a Registrar and Paying Agent required under Section 2.03.  The Company shall give prior written notice to the Trustee and the Holders of the location, and any change in the location, of the Registrar and Paying Agent.  If at any time the Company shall fail to maintain a Registrar or Paying Agent or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made or served at the Corporate Trust Office and the Company hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

SECTION 4.03                       Corporate Existence.

Except as otherwise permitted by Articles Four, Five and Ten, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the limited liability company, partnership or corporate existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of the Company and each such Restricted Subsidiary, as the case may be, and the material rights (charter and statutory) and franchises of the Company and each such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve, with respect to itself, any material right or franchise and, with respect to any of its Restricted Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

SECTION 4.04                       Payment of Taxes and Other Claims.

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Restricted Subsidiaries or its properties or any of its Restricted Subsidiaries’ properties and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its properties or any of its Restricted Subsidiaries’ properties; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being or shall be contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

SECTION 4.05                       Maintenance of Properties and Insurance.

(a)           The Company shall, and shall cause each of its Restricted Subsidiaries to, maintain its properties (including by the repair or replacement thereof) in good working order and condition (including by the repair or replacement thereof) in all material respects (subject to ordinary wear and tear); provided, however, that, subject to Section 4.23, nothing in this Section 4.05 shall prevent the Company or any of its Restricted Subsidiaries from discontinuing the operation and maintenance of any of its properties, or disposing of them, if such discontinuance or disposal is, in the good faith judgment of the Board of Directors of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

(b)           The Company shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and its Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof.

(c)           The Company shall, and shall cause each of its Restricted Subsidiaries to, cause the Collateral Agent to be named as an additional insured and loss payee (as applicable) with respect to all insurance maintained by the Company or any Restricted Subsidiary thereof on the Note Collateral.  The Company shall, and shall cause each of its Restricted Subsidiaries to, furnish to the Collateral Agent information relating to its property and liability insurance carriers consisting of (i) names of carriers, (ii) policy amounts, (iii) deductibles, (iv) such other information as is customarily contained in “binders” for such insurance and (v) such other information as may be reasonably requested by Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class.

SECTION 4.06                       Compliance Certificate; Notice of Default.

(a)           The Company and each Guarantor shall deliver to the Trustee, within 90 days after the end of each calendar year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding calendar year has been made under the supervision of the signing Officers (one of whom shall be the principal executive officer, principal financial officer or principal accounting officer) with a view to determining whether they have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s actual knowledge the Company and its Restricted Subsidiaries during such preceding calendar year have kept, observed, performed and fulfilled each and every condition and covenant under this Indenture and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity.

(b)           The Company shall, so long as any Notes are outstanding, upon any Officer of the Company becoming aware of any Default or Event of Default, deliver to the Trustee and Collateral Agent an Officers’ Certificate specifying such Default or Event of Default within 10 Business Days of such Officer becoming aware of such occurrence.

SECTION 4.07                       Compliance with Laws.

The Company shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its businesses and the ownership of its properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, or the ability of the Company to perform its material obligations hereunder.

SECTION 4.08                       Reports to Holders.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish the Holders of the Notes, with a copy to the Trustee:

(a)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any), and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(b)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

in each case, within the time periods required for filing such forms and reports as specified in the SEC’s rules and regulations.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement relating to the Initial Notes issued in connection with the Offering, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.  In addition, the Company has agreed that, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the Holders and prospective purchasers of the Notes designated by a Holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates of the Company).

The Company shall be deemed to have furnished any such information, report or other document to the Holders if the Company shall have made such information, report or other document available on the Electronic Data Gathering, Analysis and Retrieval System of the SEC (or any successor system) available at www.sec.gov or any successor SEC website for such filings or, if the Company is no longer required to file with the SEC, on the Company’s website, in each case except with respect to the information required to be furnished under the last sentence of the second paragraph of this Section 4.08.

SECTION 4.09                       Waiver of Stay, Extension or Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company and each of the Guarantors from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company and each of the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.10                       Limitation on Restricted Payments.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)           declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other dividends, payments or distributions payable to the Company or another Restricted Subsidiary of the Company);

(b)           purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company other than those Equity Interests owned by the Company or any Restricted Subsidiary of the Company;

(c)           make any payment on or with respect to, or purchase, redeem, repurchase, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or any Note Guarantee (excluding any Intercompany Debt between or among the Company and any of the Guarantors), except a payment of interest or principal at the Stated Maturity thereof; or

(d)           make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.12; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) and (6) of the next succeeding paragraph of this Section 4.10), is less than the sum, without duplication, of:

(i)            50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)           100% of the aggregate net proceeds, including cash and the Fair Market Value of the property other than cash, received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); provided, however, that the Company may not include the net cash proceeds to the extent that any such common equity capital or Equity Interests are repurchased, redeemed or otherwise acquired or retired pursuant to clauses (2) and (5) of the next succeeding paragraph of this Section 4.10; plus

(iii)          to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of the Restricted Investment; plus

(iv)          to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (A) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(v)           50% of any dividends or distributions received by the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in Consolidated Net Income of the Company for such period.

In the case of clause (3)(ii) above, any net cash proceeds from issuances and sales of Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company shall be excluded until and to the extent such borrowing is repaid.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)           the payment, by the Company or any Restricted Subsidiary, of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)           so long as no Default has occurred and is continuing or would result therefrom, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(ii) of the preceding paragraph;

(3)           so long as no Default has occurred and is continuing or would result therefrom, the making of any payment on or with respect to, or the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of, Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated in right of payment to the Notes or to any Note Guarantee with, in exchange for, by conversion into or out of the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4)           the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)           so long as no Default has occurred and is continuing or would result therefrom, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries at no more than Fair Market Value; provided that (x) the excess of (i) the aggregate price paid after the Issue Date for all such repurchased, redeemed, acquired or retired Equity Interests over (ii) the aggregate net cash proceeds received by the Company after the Issue Date from such Persons from the issuance of or equity contributions with respect to Equity Interests of the Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement may not exceed $5,000,000 and (y) the excess of (i) the aggregate price paid after the Issue Date in any calendar year for such Equity Interests over (ii) the aggregate such net cash proceeds so received by the Company in such calendar year may not exceed $1,000,000 in the aggregate; provided further that the amount of any such net cash proceeds that are utilized for such Restricted Payment will be excluded from clause (3)(ii) of the preceding paragraph;

(6)           the repurchase of Equity Interests deemed to occur upon the cashless exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options; provided, that no proceeds in respect of the issuance of such Equity Interests shall be deemed to have been received for the purposes of clause (3)(ii) of the preceding paragraph;

(7)           so long as no Default has occurred and is continuing or would result therefrom, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 4.12;

(8)           so long as no Default has occurred and is continuing or would result therefrom, the making of any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (8) since the Issue Date, does not exceed $5,000,000;

(9)           the repurchase or redemption of preferred stock purchase rights issued in connection with any stockholders rights plan of the Company at an amount not to exceed $0.01 per right or $100,000 in the aggregate; and

(10)         the making of any distributions required to be made by the Company on or after the Issue Date pursuant to the Plan and the Confirmation Order.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this Section 4.10 will be determined by the Board of Directors of the Company, whose resolution with respect thereto will be delivered to the Trustee.  In the case of a determination of Fair Market Value in excess of $10,000,000, such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized national standing.  In determining whether any Restricted Payment is permitted by this Section 4.10, the Company may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (10) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph of this Section 4.10; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this Section 4.10.

SECTION 4.11                       Limitations on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (each, an “Affiliate Transaction”), unless:

(a)           the Affiliate Transaction is on terms no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary on an arm’s length basis with an unrelated Person; and

(b)           the Company obtains and delivers to the Trustee:

(1)              with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, a resolution of its Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors; and

(2)              with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm selected by the Company or such Restricted Subsidiary, as applicable, of recognized national standing with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which such opinion is required.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)           any employment agreement, collective bargaining agreement, employee benefit plan (including the Management Incentive Plan and any vacation plan, health and life insurance plan, deferred compensation plan, retirement or savings plan or stock option, stock ownership or similar plan), officer and director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, and the payment or issuance of securities pursuant to any such agreement, plan or arrangement;

(2)           the payment of compensation (including awards or grants in cash, securities or other payments) for the personal services of, and expense reimbursement and indemnity provided on behalf of, officers, directors (including the payment of, or an agreement providing for the payment of, reasonable directors’ fees), consultants and employees of the Company or any of its Restricted Subsidiaries, in each case in the ordinary course of business;

(3)           to the extent permitted by applicable law, loans or advances to employees in the ordinary course of business for bona fide business purposes and not to exceed $250,000 in the aggregate at any time outstanding;

(4)           transactions between or among the Company and/or its Restricted Subsidiaries;

(5)           transactions pursuant to agreements or arrangements in effect on the Issue Date, or any amendment, modification or supplement thereto or replacement thereof, so long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially less favorable, taken as a whole, to the Holders of the Notes than the original agreement or arrangement in existence on the Issue Date;

(6)           any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company; and

(7)           Restricted Payments that do not violate Section 4.10.

SECTION 4.12

Incurrence of Indebtedness and Issuance of Disqualified Stock, Preferred Stock and Incentive Interests.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Company will not issue any shares of Disqualified Stock or preferred stock or warrants, options or other rights to purchase Capital Stock (“Incentive Interests”) and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock or any Incentive Interests; provided, however, that (x) the Company or any Guarantor may incur Indebtedness or the Company may issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period and (y) the Company may issue Incentive Interests not constituting Indebtedness, Disqualified Stock or preferred stock that are granted subject to the Management Incentive Plan.

The first paragraph of this Section 4.12 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)           Indebtedness incurred (a) prior to the ABL Facility Trigger Date under the ABL Facility in an aggregate principal amount not exceeding $23,000,000 at any time outstanding and (b) under the Credit Facilities (including the ABL Facility) in an aggregate principal amount not exceeding the Credit Facility Amount at any time outstanding and, in each case, any related Guarantees;

(2)           Indebtedness represented by the Notes issued on the Issue Date and Indebtedness represented by Exchange Notes issued pursuant to a Registration Rights Agreement and, in each case, the related Note Guarantees;

(3)           Indebtedness represented by Additional Notes and the related Note Guarantees issued upon original issue at any time after the Issue Date in aggregate principal amount not to exceed $50,000,000; provided, however, that, prior to the original issuance of any Additional Notes, (i) each of the Mortgages shall have been amended to increase the maximum principal amount of Note Obligations secured thereby to an amount at least equal to the aggregate principal amount of Notes to be outstanding immediately after such issuance plus the maximum principal amount of PIK Notes issuable in respect thereof assuming PIK Notes are issued on each Interest Payment Date on or after the date of such issuance through the Maturity Date; and (ii) the title policies with respect to each of the Mortgages shall have been amended to increase the policy limits thereunder (pro rata in accordance with then existing policy limits) to an aggregate amount equal to the aggregate principal amount of Notes to be outstanding immediately after such issuance;

(4)           the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations) incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal), plant or equipment used in a Permitted Business of the Company or such Restricted Subsidiary (including through the direct acquisition of such assets or the acquisition of Equity Interests of the Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $5,000,000 at any time outstanding;

(5)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge, Indebtedness

(other than Intercompany Debt) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.12, this clause (5) or clauses (2), (3) or (10) of this paragraph;

(6)           the incurrence by the Company or any of its Restricted Subsidiaries of Intercompany Debt; provided, however, that:

(a)           if the Company or any Guarantor is the obligor on such Intercompany Debt and the payee is not the Company or a Guarantor, such Intercompany Debt must be (i) permitted as a Permitted Investment described in clause (1)(b) of the definition thereof and (ii) expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Intercompany Debt being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Intercompany Debt to a Person that is not any of the Company, a Guarantor or, in the case where the payor on such Intercompany Debt is not the Company or a Guarantor, any Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Intercompany Debt by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)           the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any other Restricted Subsidiaries of shares of Disqualified Stock or preferred stock; provided, however, that if the issuer of such shares of Disqualified Stock or preferred stock is a Restricted Subsidiary of the Company that is not a Guarantor and the purchaser of such shares is the Company or a Guarantor, such Investment must be permitted as a Permitted Investment described in clause (1)(b) of the definition thereof and:

(a)           any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)           any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is not any of the Company, a Guarantor or, in the case where the issuer of such Disqualified Stock or preferred stock is not a Guarantor, any Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)           the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)           the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.12; provided that if the Indebtedness being guaranteed is subordinated in right of payment to the Notes or a Note Guarantee, then such Guarantee shall be subordinated in right of payment to the same extent as the Indebtedness Guaranteed;

(10)         Indebtedness represented by PIK Notes issued on any Interest Payment Date pursuant to the fourth paragraph of Section 2.02 in payment of the portion of the aggregate installment of interest due and payable on any Notes on such Interest Payment Date constituting the PIK Interest Amount with respect to such Interest Payment Date for such Notes;

(11)         the incurrence by the Company or any Guarantor of Indebtedness to the extent that the net proceeds thereof are promptly (A) used to purchase Notes tendered in connection with a Change of Control Offer pursuant to Section 4.15 or (B) deposited to defease or to satisfy and discharge the Notes pursuant to Article Eight;

(12)         the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of standby and other letters of credit, bankers’ acceptances, surety, performance, appeal or similar bonds, completion guarantees or similar instruments issued in the ordinary course and not supporting obligations for borrowed money, including in respect of workers’ compensation claims and self-insurance obligations;

(13)         the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(14)         Indebtedness represented by the Aurora West Kiewit Note issued on the Issue Date;

(15)         the incurrence of Indebtedness arising from agreements of the Company or a Guarantor providing indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or a Guarantor in accordance with the terms of this Indenture, other than Indebtedness or guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Guarantor for the purpose of financing such acquisition, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $5,000,000; provided, however, in the case of any disposition, the maximum principal amount of such Indebtedness does not exceed the gross cash proceeds actually received by the Company or a Guarantor in connection with such disposition;

(16)         Guarantees in the ordinary course of business of the obligations not constituting Indebtedness of suppliers, customers, distributors, franchisers and licensees;

(17)         endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(18)         to the extent constituting Indebtedness, indemnification obligations and other similar obligations (including advancement of expenses) of the Company or any of its Subsidiaries in favor of directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries extended in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(19)         Indebtedness owing to insurance companies (or another Person engaged at the direction of the Company or any of its Subsidiaries and any such insurance company) to finance insurance premiums incurred in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; and

(20)         additional Indebtedness of the Company or any of its Restricted Subsidiaries (in addition to the Indebtedness under clauses (1) through (19) above) in an aggregate principal amount outstanding at any time, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (20), not to exceed $5,000,000.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.12, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.12, the Company will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred stock or any portion thereof on the date of its incurrence or issuance, and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or as having been incurred or issued pursuant to the first paragraph of this Section 4.12, although the Company may divide and classify an item of Indebtedness, Disqualified Stock or preferred stock in one or more of the categories of Permitted Debt described in such clauses or as having been incurred or issued pursuant to the first paragraph of this Section 4.12 and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock, in any manner that complies with this Section 4.12.  The accrual of interest or dividends, the accretion of accreted value or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.12; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or amortization or payment (without duplication) is included in Fixed Charges of the Company as accrued, accreted or amortized or paid.  Notwithstanding any other provision of this Section 4.12, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.12 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)            the Fair Market Value of such asset at the date of determination; and

(ii)           the amount of such Indebtedness of the other Person.

Notwithstanding the foregoing, for purposes of determining any particular principal amount of Indebtedness under this Section 4.12, the principal amount of Indebtedness deemed to arise from a Guarantee of, or obligations with respect to letters of credit supporting, or as a result of a Lien on property securing, the principal amount of any Indebtedness otherwise included in the determination of such particular principal amount shall not be included.

SECTION 4.13                       Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)           pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)           make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

provided, however, that the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)                   the ABL Facility as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such agreement; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not, in the good faith judgment of the Company’s Board of Directors, materially less favorable, taken as a whole, to the Holders than those contained in that agreement on the Issue Date;

(2)                   this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(3)                   applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)                   (i) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred; and (ii) any amendment, modification, renewal, replacement or refinancing thereof; provided, however, that the encumbrances or restrictions in any such amendment, modification, renewal, replacement or refinancing are not, in the good faith judgment of the Company’s Board of Directors, materially less favorable, taken as a whole, to the Holders than such encumbrances or restrictions prior to such amendment, modification, renewal, replacement or refinancing;

(5)                   customary non-assignment or sub-letting provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6)                   any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions, loans or transfers by that Restricted Subsidiary pending the sale or other disposition;

(7)                   Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Company’s Board of Directors, materially less favorable, taken as a whole, to the Holders than those contained in the agreements governing the Indebtedness being refinanced, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(8)                   Liens permitted to be incurred under the provisions of Section 4.20 that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)                   Provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, limited liability company organizational documents, sale-leaseback agreements, stock sale agreements, stockholder agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(10)                 restrictions on cash or other deposits or net worth imposed by suppliers, landlords or customers or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; and

(11)                 other Indebtedness or Disqualified Stock, preferred stock or Incentive Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.12; provided that the encumbrances or restrictions imposed thereby are ordinary and customary with respect to the type of Indebtedness incurred.

SECTION 4.14                       Additional Note Guarantees.

If (a) the Company or any of its Restricted Subsidiaries acquires or creates or redesignates another Domestic Subsidiary that is not an Unrestricted Subsidiary after the Issue Date or (b) any Subsidiary of the Company that is not a Guarantor guarantees or otherwise becomes an obligor on any Indebtedness of the Company or any Guarantor, then the Company shall cause that newly acquired or created Domestic Subsidiary that is not an Unrestricted Subsidiary or Subsidiary that is such an obligor, as applicable, to, within 10 Business Days after the date on which it was acquired or created or redesignated or becomes such an obligor, as applicable:  (1) become a Guarantor and execute and deliver to the Trustee (i) a supplemental indenture pursuant to which such Domestic Subsidiary that is a Restricted Subsidiary shall guarantee the Note Obligations on the terms set forth in Article Ten of this Indenture and (ii) a supplement to the Intercreditor Agreement and the Security Agreement and such other Collateral Documents as may be applicable, in the case of clause (i) or (ii) in form reasonably satisfactory to the Trustee; (2) cause such instruments and Uniform Commercial Code financing statements to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect the Note Lien created under the Security Agreement and such other Collateral Documents, if any, on the Specified Assets and other After-Acquired Property owned by such Subsidiary; and (3) deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee addressed to the Trustee and covering, among other things, the authorization, execution and delivery by such Subsidiary of such supplemental indenture and supplements to such Collateral Documents and the validity and enforceability against such Subsidiary of this Indenture (including the Note Guarantee of such Subsidiary) and of such Collateral Documents and the perfection of the Note Liens purported to be created thereby.

SECTION 4.15                                            Repurchase Upon Change of Control.

(a)                                  Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or a portion (provided that (i) unless all of such Holder’s Notes are to be repurchased, the purchased portion of such Holder’s Notes must be equal in principal amount to $2,000 or an integral multiple of $1,000 in excess of $2,000 and (ii) in any event, the unpurchased portion of such Holder’s Notes must be in a principal amount of at least $2,000) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a repurchase price in cash equal to 101% of the aggregate principal amount thereof on the date of repurchase, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)                                 Within 30 days following the date upon which the Change of Control occurred, the Company shall send by registered first class mail, postage prepaid, a notice to each record Holder as shown on the register of Holders, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.  The notice to the Holders shall contain all instructions and materials reasonably necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer.  Such notice shall state:

(1)                                  that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not validly withdrawn shall be accepted for payment (subject to clause (ii) of the penultimate paragraph of this Section 4.15);

(2)                                  the repurchase price (including the amount of accrued interest) and the repurchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

(3)                                  that any Note not validly tendered shall continue to accrue interest;

(4)                                  that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5)                                  that any Holder electing to have a Note repurchased pursuant to a Change of Control Offer shall be required to surrender such Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)                                  that any Holder shall be entitled to withdraw its election if the Paying Agent receives, not later than three (3) Business Days prior to the Change of Control Payment Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for repurchase and a statement that such Holder is withdrawing its election to have such Notes repurchased;

(7)                                  that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered;

(8)                                  that, unless all of a Holder’s Notes are to be purchased, the purchased portion of a Holder’s Notes must be equal in principal amount to $2,000 or an integral multiple of $1,000 in excess of $2,000, except that (i) if all of the Notes of a Holder are to be purchased, the entire outstanding principal amount of Notes held by such Holder, even if not a multiple of $1,000, shall be purchased, subject, in the case of Global Notes, to the procedures of DTC and (ii) in any event, the unpurchased portion of Notes purchased in part shall be in a principal amount of at least $2,000; and

(9)                                  the circumstances and relevant facts regarding such Change of Control.

If any of the Notes subject to the Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to comply with the procedures of the Depository applicable to repurchases.

On or before the Change of Control Payment Date, the Company shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered and not validly withdrawn pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the repurchase price plus accrued interest, if any, of all Notes or portions thereof so properly tendered and not validly withdrawn and (iii) deliver or cause to be delivered to the Trustee the Notes so properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company.  The Paying Agent shall promptly mail or pay by wire transfer to the Holders of the Notes so properly tendered and so accepted the repurchase price for such Notes and the Company shall promptly execute and deliver, upon receipt of an Authentication Order in accordance with Section 2.02, and the Trustee shall promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that such unpurchased portion, if any, must be in a principal amount of at least $2,000.  Any Note so accepted for repurchase will cease to accrue interest on and after the Change of Control Payment Date.  Any Notes not so accepted shall be promptly mailed by the Company to the Holders thereof.  For purposes of this Section 4.15, the Trustee shall act as the Paying Agent.

The Company will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.  Any amounts remaining after the repurchase of Notes pursuant to a Change of Control Offer shall be returned by the Trustee to the Company.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.  To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

Notwithstanding the above, the Company shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 4.15 and repurchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (ii) a notice with respect to the redemption of all Notes has been given pursuant to Section 3.04 at any time before the Change of Control Payment Date and the Company redeems the Notes in accordance with such notice.

Notes (or portions thereof) repurchased pursuant to a Change of Control Offer shall be cancelled and may not be reissued.

SECTION 4.16                                            Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)                                  the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(b)                                 at least 75% (or, in the case of an Asset Sale of Specified Collateral, 100%) of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, that, for purposes of this Section 4.16, each of the following will be deemed to be cash:

(1)                                  solely in the case of any Asset Sale of assets other than Specified Collateral, any liabilities of the Company or any Restricted Subsidiary that would otherwise be required to be included on the Company’s consolidated balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(2)                                  solely in the case of any Asset Sale of assets other than Specified Collateral, any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion; and

(3)                                  any Additional Assets (provided, that (x) if such Asset Sale constitutes a Primary Collateral Asset Sale, (A) to the extent the assets disposed of constitute Primary Collateral, this clause (3) shall be limited to only Additional Assets that simultaneously with the acquisition thereof will become Primary Collateral or (B) to the extent the assets disposed of constitute Specified Collateral, this clause (3) shall be limited to only Additional Assets constituting Specified Assets that simultaneously with the acquisition thereof will become Specified Collateral and (y) to the extent such Asset Sale includes any Note Collateral, such Asset Sale does not occur unless such Additional Assets become Note Collateral prior to or simultaneously with the acquisition thereof and until and unless the provisions of Section 4.28 have otherwise been complied with respect to the Additional Assets being received as consideration for the Asset Sale of such Note Collateral);

provided further, however, that the 75% requirement referred to in this clause (b) will not apply to any Asset Sale that is not a Primary Collateral Asset Sale if the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (1), (2) and (3) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation;

(c)                                  if such Asset Sale involves the disposition of Secondary Collateral, the proceeds are applied in accordance with the Intercreditor Agreement to the extent required therein;

(d)                                 in the event of a Primary Collateral Asset Sale, the Net Proceeds corresponding to the Primary Collateral sold shall be paid directly to the Collateral Agent for deposit into the Collateral Account which shall become part of the Primary Collateral and be subject to the Primary Collateral Lien in favor of the Holders and the Trustee; and

(e)                                  if such Asset Sale includes any issuance, sale or other disposition of any Equity Interests of any Restricted Subsidiary of the Company, (1) such Asset Sale is of all Equity Interests of such Restricted Subsidiary and (2) any Investment by the Company or any Restricted Subsidiary of the Company in such Person existing immediately after giving effect to such Asset Sale would have been permitted to be made pursuant to Section 4.10 if made at such time;

provided, however, that, in the case of any Asset Sale (other than a Primary Collateral Asset Sale), clauses (a) and (b) above need not be satisfied (I) to the extent the Note Collateral to be released consists solely of Secondary Collateral with respect to which the required lenders under the ABL Facility have given their consent and authorized the release of same or to the extent the Secondary Collateral to be released is disposed of by such Credit Facility Agent on behalf of the lenders in connection with the exercise of rights or remedies under the ABL Facility, in each case so long as (x) the Collateral Agent is required to release its lien thereon pursuant to the terms of the Intercreditor Agreement and (y) the proceeds therefrom are applied in accordance with the Intercreditor Agreement or (II) to the extent such Asset Sale results from the loss, destruction, damage, condemnation, confiscation, requisition, seizure, forfeiture or taking of title to or use of Secondary Collateral.

Within 270 days after the date the Company or a Restricted Subsidiary of the Company actually receives any Net Proceeds from an Asset Sale, the Company may, or may cause such Restricted Subsidiary to, apply those Net Proceeds, at its option:

(1)                                  to acquire Additional Assets (provided that (x) if such Asset Sale constitutes a Primary Collateral Asset Sale, (A) to the extent the assets disposed of constitute Primary Collateral, such Additional Assets shall be limited to only Additional Assets that simultaneously with the acquisition thereof become Primary Collateral or (B) to the extent the assets disposed of constitute Specified Collateral, such Additional Assets shall be limited to only Additional Assets constituting Specified Assets that simultaneously with the acquisition thereof become Specified Collateral and (y) to the extent the assets that were the subject of such Asset Sale includes any Note Collateral, such Additional Assets are not acquired unless such Additional Assets become Note Collateral prior to or simultaneously with the acquisition thereof and until and unless the provisions of Section 4.28 have otherwise been complied with respect to such Additional Assets);

(2)                                  solely in the case of Net Proceeds from any Asset Sale other than a Primary Collateral Asset Sale, to (A) satisfy all mandatory repayment obligations under any Credit Facilities secured by the assets disposed of that arise by reason of such Asset Sale or (B) make a capital expenditure; or

(3)                                  solely in the case of Net Proceeds from any Asset Sale other than a Primary Collateral Asset Sale, to any combination of the actions set forth in the foregoing clauses (1) and (2).

Unless and until any Net Proceeds from a Primary Collateral Asset Sale are finally applied as specified in the preceding paragraph or in accordance with Section 4.19, the Company shall cause such Net Proceeds to be held by the Collateral Agent as Collateral Monies in the Collateral Account.  Unless and until any Net Proceeds from an Asset Sale (other than a Primary Collateral Asset Sale) are finally applied as specified in the preceding paragraph or in accordance with Section 4.19, the Company shall temporarily use such Net Proceeds to reduce revolving Indebtedness or invest such Net Proceeds in Cash Equivalents.

Any Net Proceeds from Asset Sales that are not applied as provided in the second preceding paragraph within 270 days after the date the Company or such Restricted Subsidiary actually receives such Net Proceeds will constitute “Excess Asset Sale Proceeds”.

SECTION 4.17                                            Event of Loss.

In the event of an Event of Loss, the Company may, or may cause the affected Guarantor to, apply the Net Loss Proceeds from such Event of Loss to:

(a)                                  the rebuilding, repair, replacement or construction of improvements to the assets subject to such Event of Loss so long as the rebuilt, repaired or improved property or replacement property constitutes Additional Assets (provided that (x) such Additional Assets shall be limited to only Additional Assets that no later than the completion of such rebuilding, repair or improvement or the acquisition of such replacement have become Primary Collateral; (y) to the extent the assets subject to such Event of Loss constitute Specified Collateral, such Additional Assets shall be limited to only Additional Assets constituting Specified Assets that have become Specified Collateral; and (z) the provisions of Section 4.28 have otherwise been complied with respect to such Additional Assets no later than the completion of such rebuilding, repair or improvement or the acquisition of such replacement);

(b)                                 acquire Additional Assets (provided that (x) such Additional Assets shall be limited to only Additional Assets that simultaneously with the acquisition thereof become Primary Collateral; (y) to the extent the assets subject to such Event of Loss constitute Specified Collateral, such Additional Assets shall be limited to only Additional Assets constituting Specified Assets that simultaneously with the acquisition thereof become Specified Collateral; and (z) such Additional Assets are not acquired until and unless the provisions of Section 4.28 have otherwise been complied with respect to such Additional Assets); or

(c)                                  a combination of the actions set forth in the foregoing clauses (a) and (b).

With respect to any property or asset subject to an Event of Loss pursuant to clause (4) of the definition of “Event of Loss” that has a Fair Market Value (or replacement cost, if greater) in excess of $1,000,000, the Company (or the affected Guarantor, as the case may be), shall be required to receive consideration (i) at least equal to the Fair Market Value (as evidenced by a Board Resolution) of the assets subject to the Event of Loss and (ii) at least 75% of which is in the form of cash or Cash Equivalents.

Unless and until any Net Loss Proceeds from an Event of Loss are finally applied as specified in the first sentence of this Section 4.17 or in accordance with Section 4.19, the Company shall cause such Net Loss Proceeds to be held by the Collateral Agent as Collateral Monies in the Collateral Account.

Any Net Loss Proceeds that are not applied as provided in the first sentence of this Section 4.17 within the later of (i) the date 30 days after the date the Company or Restricted Subsidiary actually receives such Net Loss Proceeds and (ii) the date 270 days after the date of such Event of Loss will constitute “Excess Loss Proceeds”.

SECTION 4.18                                            [Reserved]

SECTION 4.19                                            Repurchase Offers.

(a)                                  When the aggregate amount of the sum of all Excess Asset Sale Proceeds and Excess Loss Proceeds (collectively, “Excess Proceeds”) exceeds $5,000,000 (the date of such occurrence is referred to herein as the “Offer Trigger Date”), within 30 days thereof, the Company will make an offer (the “Repurchase Offer”) to all Holders to repurchase the maximum principal amount of Notes that may be repurchased out of all such Excess Proceeds.  The offer price in any Repurchase Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), and will be payable in cash.  If any Excess Proceeds remain after consummation of a Repurchase Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture; provided that any remaining Excess Proceeds shall remain subject to the Note Lien.  If the aggregate principal amount of Notes tendered into such Repurchase Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be repurchased on a pro rata basis.  Upon completion of each Repurchase Offer, the amount of Excess Proceeds will be reset at zero.

All Excess Proceeds shall, pending their application in accordance with this Section 4.19 or the release thereof in accordance with the provisions described under Article Twelve, (i) to the extent constituting Collateral Monies, be held as Collateral Monies in the Collateral Account or (ii) to the extent not constituting Collateral Monies, be invested in Cash Equivalents or applied to temporarily reduce revolving Indebtedness.

(b)                                 Within 30 days following the date upon which the Offer Trigger Date occurred, the Company shall send by registered first class mail, postage prepaid, a notice to each record Holder as shown on the register of Holders, with a copy to the Trustee, which notice shall govern the terms of the Repurchase Offer.  The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer.  Such notice shall state:

(1)                                  that the Repurchase Offer is being made pursuant to this Section 4.19 and the amount of Excess Proceeds and that all Notes validly tendered and not withdrawn shall be accepted for payment up to the maximum principal amount of Notes that may be repurchased out of such Excess Proceeds;

(2)                                  the repurchase price (including the amount of accrued interest) and the repurchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed, other than as may be required by law) (the “Repurchase Offer Payment Date”);

(3)                                  that any Note not tendered shall continue to accrue interest;

(4)                                  that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest on and after the Repurchase Offer Payment Date;

(5)                                  that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in a principal amount equal to $2,000 or integral multiples of $1,000 in excess of $2,000 except that (i) if a Holder elects to have all the Notes held by such Holder purchased, such Holder may elect to have the entire outstanding principal amount of such Holder, even if not an integral multiple of $1,000, purchased and (ii) in any event, the portion of

Notes of a Holder as to which an election for purchase is not made shall be in a principal amount of at least $2,000;

(6)                                  that Holders electing to have a Note repurchased pursuant to a Repurchase Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Repurchase Offer Payment Date;

(7)                                  that any Holder shall be entitled to withdraw its election if the Paying Agent receives, not later than three (3) Business Days prior to the Repurchase Offer Payment Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for repurchase and a statement that such Holder is withdrawing its election to have such Notes repurchased;

(8)                                  that, if the aggregate principal amount of Notes surrendered by Holders exceeds the aggregate amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of validly tendered Notes with such adjustments as may be deemed appropriate by the Trustee so that only Notes in principal amounts of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased, except that (i) if all of the Notes of a Holder are to be purchased, the entire outstanding principal amount of Notes held by such Holder, even if not an integral multiple of $1,000, may be purchased, subject, in the case of Global Notes, to the procedures of DTC and (ii) in any event the unpurchased portion of Notes of any Holder purchased in part shall be in a principal amount of at least $2,000;

(9)                                  that any Holder whose Notes are repurchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that the unpurchased portion of Notes of any Holder whose Notes are purchased in part shall be in a principal amount of at least $2,000; and

(10)                            the circumstances and relevant facts regarding such Excess Proceeds.

If any of the Notes subject to the Repurchase Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to comply with the procedures of the Depository applicable to repurchases.

On or before the Repurchase Offer Payment Date, the Company shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered and not withdrawn pursuant to the Repurchase Offer, up to the maximum principal amount of Notes that may be repurchased out of such Excess Proceeds; (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the repurchase price plus accrued interest, if any, of all Notes or portions thereof so properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company.  If the aggregate principal amount of Notes surrendered by Holders exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in principal amounts of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased, except that (i) if all of the Notes of a Holder are to be purchased, the entire outstanding principal amount of Notes held by such Holder, even if not a multiple of $1,000, may be purchased, subject, in the case of Global Notes, to the procedures of DTC and (ii) in any event the unpurchased portion of Notes of any Holder purchased in part shall be in a principal amount of at least $2,000.  The Paying Agent shall promptly mail or pay by wire transfer to the Holders of Notes so properly tendered and so accepted the repurchase price for such Notes and the Company shall promptly execute and deliver and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that the unpurchased portion of Notes of any Holder whose Notes are purchased in part shall be in a principal amount of at least $2,000.  Any Note so accepted for repurchase will cease to accrue interest on and after the Repurchase Offer Payment Date.  Any Notes not so accepted shall be promptly mailed by the Company to the Holders thereof.  For purposes of this Section 4.19, the Trustee shall act as the Paying Agent.

The Company will publicly announce the results of the Repurchase Offer on or as soon as reasonably practicable after the Repurchase Offer Payment Date.  Any amounts remaining after the repurchase of Notes pursuant to a Repurchase Offer (including as a result of the limitations specified herein on the denominations of purchased and unpurchased Notes of any Holder) shall be returned by the Trustee to the Company.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Repurchase Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.19, the Company will comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.19 by virtue thereof.

Notes (or portions thereof) repurchased pursuant to a Repurchase Offer shall be cancelled and may not be reissued.

SECTION 4.20                                            Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset, now owned or hereafter acquired, that constitutes (a) Note Collateral, other than Permitted Collateral Liens, or (b) any asset (other than Note Collateral), other than Permitted Liens.

SECTION 4.21                                            Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses.

SECTION 4.22                                            Payments for Consent.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of any Indenture Document, the Registration Rights Agreement with respect to which such Holder is a beneficiary or the Intercreditor Agreement unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.23                                            Impairment of Security Interest.

Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Note Liens in favor of the Trustee with respect to the Note Collateral, except in the case where such Note Collateral constitutes Secondary Collateral, to the extent required or permitted under the Intercreditor Agreement.  Neither the Company nor any Guarantor shall grant to any Person (other than the Trustee), or permit any Person (other than the Trustee) to retain, any interest whatsoever in the Note Collateral other than Permitted Collateral Liens.  Neither the Company nor any Guarantor will enter into any agreement that requires the proceeds received from any sale of Note Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes and the Collateral Documents.

SECTION 4.24                                            Designation of Restricted and Unrestricted Subsidiaries.

The relevant Board of Directors of the Company or any of its Restricted Subsidiaries may designate any of its Restricted Subsidiaries (including any newly acquired or newly formed Subsidiary or Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and, unless such Investment is a Permitted Investment, will reduce the amount available for Restricted Payments under Section 4.10 or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The relevant Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.10.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.12, the Company will be in default of such covenant.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if

(a)                                  such Indebtedness is permitted under Section 4.12, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(b)                                 no Default or Event of Default would be in existence following such designation.

SECTION 4.25                                            Additional Interest.

If Additional Interest becomes payable by the Company pursuant to the Registration Rights Agreement, the Company shall deliver to the Trustee an Officers’ Certificate stating (a) the amount of Additional Interest due and payable, (b) the section of the Registration Rights Agreement pursuant to which Additional Interest is due and payable and (c) the date on which Additional Interest is payable.  Unless and until a Trust Officer of the Trustee receives such an Officers’ Certificate, the Trustee may assume without inquiry that no Additional Interest is payable; provided, that the failure of the Company to deliver to the Trustee such Officers’ Certificate shall not relieve the Company of its obligation to pay any such Additional Interest when due and payable.

SECTION 4.26                                            Limitation on Sale and Leaseback Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Guarantor may enter into a Sale and Leaseback Transaction if:

(a)                                  the Company or that Guarantor, as applicable, could have (1) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of Section 4.12 and (2) incurred a Lien to secure such Indebtedness pursuant to Section 4.20;

(b)                                 the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate of the Company delivered to the Trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(c)                                  the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, Section 4.16.

SECTION 4.27                                            Subordination of Intercompany Debt; No Amendments to Certain Agreements.

Each of the Guarantors and the Company will not, directly or indirectly, incur or suffer to exist any Intercompany Debt, unless such Intercompany Debt constitutes subordinated Indebtedness of the Company or such Guarantor, as applicable, owing such Intercompany Debt that is subject to the terms and provisions of the Subordination Agreement.

Each of the Guarantors and the Company will not, directly or indirectly, without the prior written consent of Holders of a majority in aggregate principal amount of Notes then outstanding voting as a single class, amend, waive or otherwise modify, or surrender any rights, or increase the obligations, of the Company or such Guarantor, respectively, under, the Subordination Agreement, the Management Incentive Plan (after the adoption of the Management Incentive Plan (if adopted) in accordance with the Plan), the Aurora West Kiewit Documents or the Indiana Port Lease Agreement (or any agreements entered into in accordance therewith), in each case, unless the terms of the Subordination Agreement, the Management Incentive Plan (after the adoption of the Management Incentive Plan (if adopted) in accordance with the Plan), the Aurora West Kiewit Documents or the Indiana Port Lease Agreement (or any such agreements entered into in accordance therewith), as applicable, as so amended, waived or modified, or the rights and obligations of the Company and the Guarantors established thereunder after giving effect to such surrender or increase, as applicable, are not materially less favorable to the Holders of the Notes as those contained in the Subordination Agreement, the Management Incentive Plan (as adopted, if adopted), the Aurora West Kiewit Documents or the Indiana Port Lease Agreement (or any such agreements entered into in accordance therewith), as applicable, immediately before such amendment, waiver, modification or as those rights and obligations established thereunder immediately before such surrender or increase, as applicable.

SECTION 4.28                                            After-Acquired Property.

If at any time the Company or any Guarantor acquires or otherwise owns any After-Acquired Property (but subject to the limitations, if applicable, specified in Section 12.12 and other than any Excluded General Intangibles, Excluded Foreign Subsidiary Capital Stock and Excluded Trademark Applications, no later than the After-Acquired Property Required Date with respect to such After-Acquired Property (and subject to any provision hereof requiring any earlier action), the Company or such Guarantor shall:

(a)                                  cause a valid and enforceable and (except solely as to any Excluded Personal Property) perfected first priority Lien in or on such After-Acquired Property (subject only to Permitted Collateral Liens) to have vested in the Collateral Agent, as security for the Note Obligations; and

(b)                                 except as to any Excluded Personal Property, have executed and delivered to the Collateral Agent the documents and certificates required by Section 12.01(g) or any other provision of this Indenture;

and thereupon all provisions of this Indenture relating to the Note Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

SECTION 4.29                                            Further Assurances.

(a)                                  Each of the Guarantors and the Company shall, and the Company shall cause each of its Restricted Subsidiaries to:

(1)                                  promptly furnish to the Collateral Agent (for the benefit of the Trustee and the Holders) from time to time, at the sole cost and expense of such Guarantor or the Company, respectively, all such agreements, instruments, statements and schedules further identifying and describing the property intended to be Note Collateral or the obligations intended to be secured by the Collateral Documents and such other reports in connection with the Note Collateral, in each case, as the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class may reasonably request by written notice delivered to the Company, all in such detail as the Trustee or such Holders may reasonably request; and

(2)                                  subject to the Intercreditor Agreement (solely with respect to Secondary Collateral), at any time and from time to time, at the sole cost and expense of such Guarantor or the Company, respectively, promptly and duly execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further notice filings, agreements, acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, and take such further actions, as the Collateral Agent or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class may reasonably request from time to time in order to (i) carry out more effectively the purposes of any Collateral Document, (ii) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, perfection, enforceability and priority of any of the Collateral Documents and the Liens intended to be created thereby, or (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent the rights granted or now or hereafter intended to be granted to the Collateral Agent under the Collateral Documents.

(b)                                 Upon request of the Collateral Agent at any time after an Event of Default has occurred and is continuing, the Company and each of the Guarantors shall, and the Company shall cause each of its Restricted Subsidiaries to, (1) permit the Collateral Agent or any advisor, auditor, consultant, attorney or representative acting for the

Collateral Agent, upon reasonable notice to the Company or such Guarantor or Restricted Subsidiary, as applicable, and during normal business hours, to visit and inspect the Company or any of the property of the Company or such Guarantor or such Restricted Subsidiary, as applicable, to review, make extracts from and copy the books and records of the Company or such Guarantor or Restricted Subsidiary, as applicable, relating to any such property, and to discuss any matter pertaining to any such property with the officers and employees of the Company or such Guarantor or Restricted Subsidiary, as applicable, and (2) deliver to the Collateral Agent such reports, including valuations, relating to any such property or any Lien thereon as the Collateral Agent may reasonably request.  The Company will promptly reimburse the Trustee and Collateral Agent for all costs and expenses incurred by the Trustee or Collateral Agent in connection therewith, including all reasonable fees and charges of any advisors, auditors, consultants, attorneys or representatives acting for the Trustee or for the Collateral Agent.

SECTION 4.30                                            Calculation of Original Issue Discount.

The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on the Notes as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

SECTION 4.31                                            Credit Rating for the Notes.

The Company shall use its reasonable best efforts to obtain as soon as reasonably practicable after the Issue Date and thereafter to maintain at all times a credit rating for the Notes from either S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating the Notes for reasons outside of the control of the Company, from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Company as a replacement agency), such efforts to include furnishing such statistical rating organization any and all documents, instruments, information and undertakings as may be requested by such statistical rating organization in respect of the Notes.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01                                            Merger, Consolidation and Sale of Assets.

The Company shall not, directly or indirectly, (a) consolidate or merge with or into another Person (whether or not the Company is the surviving entity); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)                                  either:

(i)                                     the Company is the surviving entity; or

(ii)                                  the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States of America, any state of the United States of America or the District of Columbia;

(2)                                  the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and any Collateral Documents to which the Company is a party pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and in connection therewith shall execute and deliver such other agreements, cause such instruments and Uniform Commercial Code financing statements to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to continue the validity and enforceability, and perfect or continue the perfection, of the Note Lien created under the Collateral Documents on the Note Collateral owned by or transferred to such Person;

(3)                                  immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)                                  the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period:

(i)                                     have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

(ii)                                  be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.12; and

(5)                                  the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consummation of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition and, if such an assumption is required in connection with such transaction, such assumption, complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

The conditions set forth in clause (4) of the first paragraph of this Section 5.01 will not apply to:

(1)                                  a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2)                                  any merger, consolidation, sale, assignment, transfer, conveyance or other disposition of properties and assets, solely between or among the Company and one or more Restricted Subsidiaries that are Guarantors.

The Company shall not, directly or indirectly, lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

For purposes of the foregoing, the disposition (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

SECTION 5.02                                            Successor Person Substituted.

Upon any consolidation or merger or any disposition of all or substantially all of the properties and assets of the Company in accordance with Section 5.01 in which the Company is not surviving or the continuing Person, the successor Person formed by such consolidation or into which the Company is merged or to which such disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such (so that from and after the date of such consolidation, merger or disposition, the provisions of this Indenture referring to the “Company” shall refer instead to such Person and not to the Company) and will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, this Indenture and the Collateral Documents.  Upon such substitution, except in the case of a sale, assignment, transfer, conveyance or other disposition of less than all the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, the predecessor Company shall be released from its obligations under the Notes, this Indenture and the Collateral Documents.  The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such Person and such discharge and release of the Company.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01                                            Events of Default.

Each of the following is an “Event of Default”  (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a)                                  the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 consecutive days;

(b)                                 the failure to pay the principal of or premium, if any, on any Notes, when such principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise;

(c)                                  default in the payment of principal of and interest on Notes required to be repurchased pursuant to a Change of Control Offer or a Repurchase Offer as described under Section 4.15 or 4.19, respectively, when due and payable;

(d)                                 failure to perform or comply with any of the provisions of Section 5.01 or 10.04);

(e)                                  failure by the Company or any of its Restricted Subsidiaries to perform any covenant or agreement in the Indenture Documents (other than any default described in clause (a), (b), (c) or (d) above), and such failure continues for a period of 60 consecutive days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(f)                                    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date (but excluding Indebtedness owing to the Company or a Guarantor), if that default:

(1)                                  is caused by a failure to pay any portion of the principal (or effect any cash collateralization of letters of credit when required) of such Indebtedness when due and payable after the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(2)                                  results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company, such Significant Subsidiary or any Subsidiary in such group of Restricted Subsidiaries of notice of any such acceleration), and, in each case, the principal (or face) amount of any such Indebtedness so due and payable or that has been accelerated, together with the principal (or face) amount that is so due and payable or that has been accelerated of any other such Indebtedness under which there has been a Payment Default or the Stated Maturity of which has been so accelerated, aggregates $10,000,000 or more;

(g)                                 the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Restricted Subsidiaries, to the extent not covered or paid by insurance, in an amount in excess of $2,500,000, which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 consecutive days after the date on which the right to appeal has expired;

(h)                                 the denial or disaffirmation by the Company or any of its Restricted Subsidiaries, or any Person acting on behalf of any of them, in writing, of any material obligation of the Company or any of its Restricted Subsidiaries set forth in or arising under any Collateral Document (other than by reason of a release from such obligation or the Note Lien related thereto in accordance with the terms of this Indenture and the Collateral Documents);

(i)                                     the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (1) commences a voluntary case or proceeding under any Bankruptcy Code with respect to itself (or themselves), (2) consents to the entry of a judgment, decree or order for relief against it (or them) in an involuntary case or proceeding under any Bankruptcy Code, (3) consents to the appointment of a Custodian of it (or them) or for substantially all of its (or their) property, (4) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it (or them), (5) makes a general assignment for the benefit of its (or their) creditors or (6) takes any corporate action to authorize or effect any of the foregoing;

(j)                                     a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case or proceeding under any Bankruptcy Code, which shall (1) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company or such Significant Subsidiary (or such group of Restricted Subsidiaries), (2) appoint a Custodian of the Company or such Significant Subsidiary (or such group of Restricted Subsidiaries) or for substantially all of its (or their) property or (3) order the winding-up or liquidation of its (or their) affairs; and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(k)                                  any Note Guarantee from a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or a Guarantor denies in writing its liability under the Note Guarantee (other than by reason of a release of such Guarantor from the Note Guarantee in accordance with the terms of the Indenture Documents); and

(l)                                     except as a result of the release of any Lien in accordance with the terms of this Indenture and the Collateral Documents, any Lien purported to be created by any Collateral Document with respect to any Specified Collateral or with respect to any other Note Collateral (other than Specified Collateral) that, individually or in the aggregate, has a Fair Market Value in excess of $2,000,000 (1) ceases to be in full force and effect, (2) ceases to give the Collateral Agent, for the benefit of the holders of the Note Obligations, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first priority security interest in and Lien on (subject only to

Permitted Collateral Liens) all of the Note Collateral thereunder) in favor of the Collateral Agent, or (3) is asserted by the Company or any Guarantor not to be, a valid, perfected, first priority security interest in or Lien on (subject only to Permitted Collateral Liens) the Note Collateral covered thereby.

SECTION 6.02                                            Acceleration.

(a)                                  If an Event of Default (other than an Event of Default specified in Section 6.01(i) or 6.01(j) above with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall occur and be continuing and has not been waived, the Trustee may, or at the written direction of Holders of at least 25% in aggregate principal amount of outstanding Notes voting as a single class shall, declare all unpaid principal of and premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee (if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b)                                 If an Event of Default specified in Section 6.01(i) or 6.01(j) above with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary shall occur and be continuing, then all unpaid principal of and premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c)                                  In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(f) has occurred and is continuing, such declaration of acceleration of the Notes shall be automatically rescinded and annulled and such Event of Default under Section 6.01(f) shall be deemed not to have occurred or be continuing if both (a) either (x) the default giving rise to such Event of Default pursuant to Section 6.01(f) shall be remedied or cured pursuant to the terms of, or waived by the holders of, such Indebtedness or any consequent acceleration of such Indebtedness shall be rescinded, annulled or otherwise cured or (y) such Indebtedness shall have been discharged in full, in the case of clause (x) or (y), within 30 days after such declaration of acceleration of the Notes with respect thereto and (b) (1) the rescission and annulment of such acceleration of the Notes would not conflict with any judgment or decree and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of such acceleration of the Notes, have been cured or waived.

(d)                                 At any time after a declaration of or automatic acceleration with respect to the Notes as described in Sections 6.02(a) and 6.02(b), the Holders of a majority in principal amount of the Notes voting as a single class may rescind and cancel such declaration and its consequences:  (1) if the rescission would not conflict with any judgment or decree;  (2) if all existing Events of Default, other than nonpayment of principal, premium, if any, or interest on the Notes that has become due solely because of the acceleration of the Notes, have been cured or waived; (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid; (4) if the Company has paid each of the Trustee and the Collateral Agent its reasonable compensation and reimbursed each of the Trustee and the Collateral Agent for its reasonable expenses, disbursements and its advances; and (5) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(i) or 6.01(j), the Trustee shall have received an Officers’ Certificate that such Event of Default has been cured or waived together with evidence confirming the requisite majority vote of the Holders.  No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(e)                                  If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have been required to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of Section 3.01, an equivalent premium will also become and be immediately due and payable to the extent permitted by applicable law upon the acceleration of the Notes.

SECTION 6.03                                            Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture, any Collateral Document or any Note Guarantee or to direct the Collateral Agent to exercise remedies with respect to the Primary Collateral and, subject to the terms of the Intercreditor Agreement, the Secondary Collateral.

The Trustee or the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

If an Event of Default occurs, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to the Trustee under this Indenture, will be entitled to take (or instruct the Collateral Agent to take) such actions as the Trustee deems advisable to protect and enforce the rights of the Trustee, the Collateral Agent and the Holders in the Note Collateral, including, without limitation, the institution of foreclosure proceedings in accordance with the Collateral Documents and applicable law. However, the rights and remedies available to the Trustee and the Collateral Agent under the Note Collateral Documents and the actions permitted to be taken by the Trustee and the Collateral Agent thereunder will be subject to the provisions of the Intercreditor Agreement.

The Trustee will apply (or instruct the Collateral Agent to apply) the proceeds received by the Collateral Agent or the Trustee from any foreclosure of the Note Collateral in accordance with the provisions of Section 6.10; provided, that the application of any such proceeds of Note Collateral that constitutes Secondary Collateral shall be subject to the terms of the Intercreditor Agreement.

SECTION 6.04                                            Waiver of Past Defaults.

Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in aggregate principal amount of the outstanding Notes voting as a single class may, on behalf of the Holders of all the Notes, rescind an acceleration or waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default, and its consequences, except (other than as provided in Section 6.02(c) or Section 6.02(d)) a default in the payment of the principal of or premium, if any, or interest on any Notes or in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note then outstanding.  When a Default or Event of Default is waived, it is cured and ceases to exist and is deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred for every purpose of this Indenture, the Notes and the Collateral Documents, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 6.05                                            Control by Majority.

Subject to Section 2.09, the Intercreditor Agreement and applicable law, the Holders of a majority in aggregate principal amount of the outstanding Notes voting as a single class may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, as the case may be, or exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be, including any remedies provided for in Section 6.03.  Subject to Section 7.01, however, the Trustee or the Collateral Agent, as the case may be, may refuse to follow any direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing) that the Trustee or the Collateral Agent, as the case may be, reasonably believes conflicts with any applicable law, this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, that the Trustee or the Collateral Agent, as the case may be, determines may be unduly prejudicial to the rights of another Holder, or that may subject the Trustee or the Collateral Agent, as the case may be, to personal liability; provided that the Trustee or the Collateral Agent, as the case may be, may take any other action deemed proper by the Trustee or the Collateral Agent, as the case may be, which is not inconsistent with such direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing).

SECTION 6.06                                            Limitation on Holders’ Rights to Pursue Remedies.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)                                  such Holder gives to the Trustee written notice of a continuing Event of Default;

(b)                                 subject to Section 2.09, Holders of at least 25% in aggregate principal amount of the outstanding Notes voting as a single class make a written request to the Trustee to institute proceedings in respect of that Event of Default;

(c)                                  such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(d)                                 the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

(e)                                  during such 60 day period the Holders of a majority in aggregate principal amount of the outstanding Notes voting as a single class do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

SECTION 6.07                                            Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if, and to the extent, the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Note Lien upon any Note Collateral.

SECTION 6.08                                            Collection Suit by Trustee or Collateral Agent.

If an Event of Default in payment of principal of, premium, if any, or interest specified in Section 6.01(a) or Section 6.01(b) shall occur and be continuing, subject to the Intercreditor Agreement, the Trustee and the Collateral Agent may recover judgment (1) in its own name and (2) (x) in the case of the Trustee, as trustee of an express trust or (y) in the case of the Collateral Agent, as collateral agent on behalf of each of the Holders, in each case against the Company or any other obligor on the Notes for the whole amount of principal, premium, if any, and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel and any other amounts due the Trustee under Section 7.07 and the Collateral Agent under the Collateral Documents.

SECTION 6.09                                            Trustee May File Proofs of Claim.

The Trustee and the Collateral Agent are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company or any other obligor upon the Notes, any of their respective creditors or any of their respective property and, subject to the Intercreditor Agreement, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee or Collateral Agent and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or Collateral Agent any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due any such Person under the Collateral Documents and Section 7.07.  The Company’s payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07.  Nothing herein contained shall be deemed to authorize the Trustee or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10                                            Priorities.

If the Trustee collects any money or property pursuant to this Article Six, it shall, subject to the terms of the Intercreditor Agreement, pay out the money or property in the following order:

First:  to the Trustee, the Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 (including payment of all compensation and expenses, all liabilities incurred and all advances made by the Trustee or the Collateral Agent, as the case may be, and the costs and expenses of collection);

Second:  if the Holders are forced to proceed against the Company directly without the Trustee or the Collateral Agent, to the Holders for their collection costs;

Third:  to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, and accrued interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and accrued interest respectively; and

Fourth:  to the Company or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct;

provided, that the application of any such proceeds of Note Collateral that constitutes Secondary Collateral shall be subject to the terms of the Intercreditor Agreement.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11                                            Undertaking for Costs.

All parties to this Indenture agree, and each Holder by its acceptance of its Note shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent, as the case may be, for any action taken or omitted to be taken by it as Trustee or the Collateral Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, as the case may be, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes voting as a single class.

SECTION 6.12                                            Restoration of Rights and Remedies.

If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.13                                            Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14                                            Delay or Omission not Waiver.

No delay or omission of the Trustee or the Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or in acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01                                            Duties of Trustee.

The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein or in any Collateral Document.  In acting as Collateral Agent, the Collateral Agent may rely upon, and shall be entitled to the benefits of and to enforce, each and all of the rights, powers, immunities, indemnities and benefits (subject to compliance with any related duties or responsibilities) of the Trustee under this Article Seven.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)                                          the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA, and the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in or read into this Indenture against the Trustee; and

(2)                                          in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, in case of any such certificates or opinions which by the provisions hereof are furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of mathematical calculation or other facts stated herein.

(c)                                  Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                                          this paragraph does not limit the effect of clause (b) of this Section 7.01;

(2)                                          the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)                                          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

Sections 7.01(c)(1), (2) and (3) shall be in lieu of Sections 315(d)(1), 315(d)(2) and 315(d)(3) of the TIA and such Sections 315(d)(1), 315(d)(2) and 315(d)(3) are herein expressly excluded from this Indenture, as permitted by the TIA.

(d)                                 No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability or expense.  The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture, the Intercreditor Agreement or the Collateral Documents at the request of any Holders unless such Holders have offered to the Trustee security and indemnity satisfactory to the Trustee against such risk, liability or expense.

(e)                                  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (d) of this Section 7.01.

(f)                                    The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Company.  Money and assets held in trust by the Trustee need not be segregated from other funds or assets held by the Trustee except to the extent required by law.

(g)                                 Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee, the Paying Agent or the Registrar be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee, the Paying Agent or the Registrar has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

SECTION 7.02                                            Rights of Trustee.

Subject to Section 7.01:

(a)                                  In the absence of bad faith on its part, the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person; provided, however, in case of any such resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, note or other paper or document which by the provisions of hereof are furnished to the Trustee, the Trustee shall examine such document to determine whether such document conforms to the requirements of this Indenture.  The Trustee need not investigate any fact or matter stated in the document.

(b)                                 Before the Trustee acts or refrains from acting, it may consult with counsel and may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 11.04 and 11.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The advice of the Trustee’s counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care and in good faith.

(d)                                 The Trustee shall not be liable for any action taken, suffered or omitted to be taken in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)                                  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, note or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records and premises of the Company, personally or by agent or attorney, and to consult with the officers and representatives of the Company, including the Company’s accountants and attorneys, at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.  Except as expressly stated herein to the contrary, in no event shall the Trustee have any responsibility to ascertain whether there has been compliance with any of the covenants or provisions of Article Four or Five.

(f)                                    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(g)                                 Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company and any resolution of the Board of Directors shall be sufficient if evidenced by a copy of such resolution certified by an Officer of the Company to have been duly adopted and in full force and effect as of the date thereof.

(h)                                 The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless the Trust Officer or the Trustee shall have received from the Company, any Guarantor or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 11.02, and such notice references the Notes and this Indenture.

(i)                                     The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)                                     The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k)                                  The permissive right of the Trustee to take any action under this Indenture or any Collateral Document shall not be construed as a duty to so act.

SECTION 7.03                                            Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary of the Company or their respective Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04                                            Trustee’s Disclaimer.

The Trustee makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes, the Intercreditor Agreement or the Collateral Documents, it shall not be accountable for the Company’s use of the proceeds from the Notes and it shall not be responsible for any statement of the Company in this Indenture, the Notes, the Intercreditor Agreement, the Collateral Documents or any other documents connected with the issuance of the Notes other than the Trustee’s certificate of authentication, and the Trustee assumes no responsibility for their correctness.

Beyond the exercise of reasonable care in the custody thereof and the fulfillment of its obligations under this Indenture and the Collateral Documents, the Trustee shall have no duty as to any Note Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  The Trustee shall be deemed to have exercised reasonable care in the custody of the Note Collateral in its possession if the Note Collateral is accorded treatment substantially equal to that which it accords its own property.

The Trustee and the Collateral Agent each makes no representations as to and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Note Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Collateral Document, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Note Collateral created or intended to be created by any of the Collateral Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Note Collateral, any Collateral Documents or any agreement or assignment contained in any thereof, for the validity of the title of the Company or any Guarantor to the Note Collateral, for insuring the Note Collateral or for the payment of taxes, charges, assessments or Liens upon the Note Collateral or otherwise as to the maintenance of the Note Collateral.  The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or any other Collateral Document by the Company or any other Person that is a party thereto or bound thereby.

SECTION 7.05                                            Notice of Default.

If a Default or an Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof or has received written notice thereof from the Company or any Holder, the Trustee shall mail to each Holder, with a copy to the Company, notice of the Default or Event of Default within 90 days after the occurrence thereof unless such Default or Event of Default shall have been cured or waived before the giving of such notice.  Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer, and except in the case of a failure to comply with Article Five, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06                                            Reports by Trustee to Holders.

Within 60 days after each May 15, beginning with May 15, 2011, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve (12) months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a).  The Trustee also shall comply with TIA Sections 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be mailed to the Company and filed by the Trustee with the SEC and each stock exchange or market, if any, on which the Notes are listed or quoted.

The Company shall promptly notify the Trustee if the Notes become listed, quoted on or delisted from any stock exchange or market and the Trustee shall comply with TIA Section 313(d).

SECTION 7.07                                            Compensation and Indemnity.

The Company and the Guarantors, jointly and severally, shall pay to the Trustee, the Collateral Agent, the Paying Agent and the Registrar (each an “Indemnified Party”) from time to time compensation for their respective services as Trustee, Collateral Agent, Paying Agent or Registrar, as the case may be, as the Trustee, Collateral Agent, Paying Agent, Registrar and the Company shall have agreed in writing.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse each Indemnified Party upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it in connection with the performance of its duties under, as the case may be, this Indenture, the Collateral Documents or the Intercreditor Agreement, except any such expenses, disbursements and advances as may be attributable to such Indemnified Party’s negligence (or, in the case of the Collateral Agent, gross negligence), bad faith or willful misconduct.  Such expenses, disbursements and advances shall include the reasonable fees, expenses, disbursements and advances of each of such Indemnified Party’s agents and counsel.

The Company and the Guarantors, jointly and severally, hereby agree to indemnify each Indemnified Party and its agents, employees, stockholders and directors and officers for, and hold each of them harmless against, any loss, damage, cost, claim, liability or expense (including taxes, other than taxes based on the income of such Person) incurred by any of them except for such actions, to the extent caused by any negligence (or, in the case of the Collateral Agent, gross negligence), bad faith or willful misconduct on the part of such Indemnified Party, arising out of or in connection with this Indenture, the Intercreditor Agreement or the Collateral Documents or the administration of this trust, including the reasonable costs and expenses of enforcing this Indenture against the Company or any Guarantor (including this Section 7.07) and defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder or thereunder (including the reasonable fees and expenses of counsel).  The relevant Indemnified Party shall notify the Company (with a copy to the Trustee) promptly of any claim asserted against such Indemnified Party for which such Indemnified Party may seek indemnity hereunder or under the Collateral Documents or Intercreditor Agreement.  Failure by the an Indemnified Party to so notify the Company shall not relieve the Company or any Guarantor of its obligations hereunder except to the extent failure to so notify the Company materially affects its ability to defend against the claim.  At the Indemnified Party’s sole discretion, the Company shall defend the claim and the Indemnified Party shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Indemnified Party, which approval shall not be unreasonably withheld.  Alternatively, the Indemnified Party may at its option have separate counsel of its own choosing and the Company shall pay the reasonable fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if it assumes the Indemnified Party’s defense and there is no conflict of interest between the Company and the Indemnified Party in connection with such defense as reasonably determined by the Indemnified Party.  The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, the Company and the Guarantors need not reimburse any expense or indemnify against any loss or liability to the extent incurred by an Indemnified Party through its negligence (or, in the case of the Collateral Agent, gross negligence), bad faith or willful misconduct.

To secure the Company’s and each Guarantor’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, in its capacity as such, for any amount owing it or any predecessor Trustee, except money or property held in trust to pay principal of or interest on any particular Notes.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or 6.01 (j) occurs, such expenses (including the reasonable fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under the Bankruptcy Code.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, termination of the Collateral Documents or the Intercreditor Agreement or the resignation or removal of the Trustee.

The Trustee shall comply with the provisions of TIA Section 313(b)(2) to the extent applicable.

SECTION 7.08                                            Replacement of Trustee.

The Trustee may resign upon 45 days’ prior written notice to the Company.  The Holders of a majority in aggregate principal amount of the outstanding Notes voting as a single class may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee.  The Company, by a resolution of the Board of Directors, may remove the Trustee if:

(a)                                  the Trustee fails to comply with Section 7.10 or TIA Section 310;

(b)                                 the Trustee is adjudged bankrupt or insolvent;

(c)                                  a Custodian or other public officer takes charge of the Trustee or its property; or

(d)                                 the Trustee becomes incapable of acting with respect to the Notes.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one (1) year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes voting as a single class may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, duties and obligations of the retiring Trustee.  Upon request of the Company or the successor Trustee, such retiring Trustee shall at the expense of the Company and upon payment of the charges of the Trustee then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject to the Lien, if any, provided for in Section 7.07.  Upon request of any such successor Trustee or the Holders of a majority in aggregate principal amount of the outstanding Notes voting as a single class, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of the outstanding Notes voting as a single class may petition any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b)(iii) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders in writing.  Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding any resignation or replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09                                            Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible hereunder, be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under this Article Seven.

In case any Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

SECTION 7.10                                            Eligibility; Disqualification.

(a)                                  This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (2), (3) and (5).  The Trustee (or, in the case of a Trustee that is an Affiliate of a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA Section 310(a)(2).  The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.  The provisions of TIA Section 310 shall apply to the Company, as obligor of the Notes.

(b)                                 If the Trustee has or acquires a conflicting interest within the meaning of the TIA, the Trustee shall (1) eliminate such conflict within 90 days, (2) apply to the SEC for permission to continue as Trustee hereunder (if this Indenture has been qualified under the TIA) or (3) resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

SECTION 7.11                                            Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

SECTION 7.12                                            Trustee as Collateral Agent and Paying Agent.

References to the Trustee in Sections 7.01(e), 7.02, 7.03, 7.04, 7.07 and 7.08 and the first paragraph of Section 7.09 shall include the Trustee in its role as Collateral Agent and Paying Agent.

SECTION 7.13                                            Co-Trustees, Co-Collateral Agent and Separate Trustees, Collateral Agent.

(a)                                  At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Note Collateral may at the time be located, the Company and the Trustee shall have the power to appoint, and, upon the written request of the Trustee or of the Holders of at least 25% in principal amount of the Notes outstanding voting as a single class, the Company shall for such purpose join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of the Note Collateral, to act as co-collateral agent, jointly with the Collateral Agent, or to act as separate trustees or Collateral Agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section 7.13.  If the Company does not join in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default has occurred and is continuing, the Trustee alone shall have the power to make such appointment.

(b)                                 Should any written instrument from the Company be required by any co-trustee, co-Collateral Agent or separate trustee or separate Collateral Agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company.

(c)                                  Every co-trustee, co-collateral agent or separate trustee or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(1)                                          The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(2)                                          The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee, or by the Collateral Agent and such co-Collateral Agent or separate Collateral Agent, jointly as shall be provided in the instrument appointing such co-trustee or separate trustee or co-Collateral Agent or separate Collateral Agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee, Collateral Agent or co-Collateral Agent or separate Collateral Agent.

(3)                                          The Trustee at any time, by an instrument in writing executed and delivered by it, with the concurrence of the Company evidenced by a resolution of the Company’s Board of Directors, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 7.13, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee, co-collateral agent, separate trustee or separate collateral agent without the concurrence of the Company.  Upon the written request of the Trustee, the Company shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal.  A successor to any co-trustee, co-collateral agent, separate trustee or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.13.

(4)                                          No co-trustee, co-collateral agent, separate trustee or separate collateral agent hereunder shall be personally liable by reason of any act or omission of the Trustee or the Collateral Agent, or any other such trustee or collateral agent hereunder.

(5)                                          Any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee or separate trustee and any act of Holders delivered to the Collateral Agent shall be deemed to have been delivered to each such co-collateral agent or separate collateral agent.

ARTICLE EIGHT

SATISFACTION AND DISCHARGE OF INDENTURE

SECTION 8.01                                            Legal Defeasance and Covenant Defeasance.

(a)                                  The Company may, at its option and at any time, elect to have either clause (b) or (c) below be applied to the outstanding Notes upon compliance with the applicable conditions set forth in clause (d).

(b)                                 Upon the Company’s exercise under clause (a) of the option applicable to this clause (b), subject to the satisfaction of the conditions set forth in clause (d) below, the Company and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the outstanding Notes, the Note Guarantees and the Collateral Documents on the date the applicable conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in subclauses (1) and (2) below, and the Company and the Guarantors shall be deemed to have satisfied all their other obligations under such Notes and this Indenture, the Note Guarantees and the Collateral Documents, except for the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (d) below and as more fully set forth in such paragraph payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due; (2) obligations listed in Section 8.03, subject to compliance with this Section 8.01; (3) the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and (4) this Article Eight.  The Company may exercise its option under this clause (b) notwithstanding the prior exercise of its option under clause (c) below with respect to the Notes.

(c)                                  Upon the Company’s exercise under clause (a) of the option applicable to this clause (c), subject to the satisfaction of the conditions set forth in clause (d) below, the Company and its Restricted Subsidiaries shall be released and discharged from their obligations under any covenant contained in Sections 4.04, 4.05, 4.07, 4.08, 4.10 through 4.24, 4.26 through 4.29 and 4.31 and clause (4) of the first paragraph of Section 5.01 on and after the date the conditions set forth below are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes and the Note Guarantees, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under clause (a) above of the option applicable to this clause (c), subject to the satisfaction of the conditions set forth in clause (d) below, Sections 6.01(d) (solely as such Section 6.01(d) pertains to clause (4) of the first paragraph of Section 5.01 or Section 10.04), 6.01(e) (solely as such Section 6.01(e) pertains to Sections 4.04, 4.05, 4.07, 4.08, 4.10 through 4.24, 4.26 through 4.29 and 4.31 and clause (4) of the first paragraph of Section 5.01), 6.01(f), 6.01(g), 6.01(h), 6.01(k) and 6.01(l) shall not constitute Events of Default.

(d)                                 The following shall be the conditions to application of either clause (b) or (c) above to the outstanding Notes:

(1)                                          the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender or non-callable U.S. Government Obligations or a combination thereof, in such amounts and at such times as are sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment or redemption, as the case may be;

(2)                                          in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America in form reasonably satisfactory to the Trustee confirming that:

(i)                                     the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii)                                  since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                          in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                          no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to subclause (1) above (except such Default or Event of Default resulting from the failure to comply with Section 4.12 or Section 4.20 as a result of the borrowing of funds required to effect such deposit);

(5)                                          such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)                                          the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)                                          the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and assuming that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally; and

(8)                                          the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.01(d)(2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable or (B) shall become due and payable on the Maturity Date within one (1) year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Company shall make arrangements reasonably satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

(e)                                  Upon a Legal Defeasance or Covenant Defeasance, each Guarantor will be released and relieved of any obligations under its Note Guarantee, and any security for the Notes (other than the trust fund described in Section 8.05) will be released as provided under Section 12.06.

SECTION 8.02                                            Satisfaction and Discharge.

In addition to the Company’s rights under Section 8.01, this Indenture (subject to Section 8.03) and the Collateral Documents will be discharged and will cease to be of further effect as to all outstanding Notes, when:

(a)                                  either:

(1)                                          all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid as provided in Section 2.07 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2)                                          all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or (ii) (A) shall become due and payable at their Stated Maturity within one (1) year or (B) are to be called for redemption within one (1) year under arrangements reasonably satisfactory to the Trustee, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in trust solely for the benefit of the Holders U.S. Legal Tender, non-callable U.S. Government Obligations, or a combination of U.S. Legal Tender and non-callable U.S. Government Obligations in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on the Notes to the date of stated maturity or such redemption, as the case may be;

(b)                                 all other sums payable under this Indenture and the Collateral Documents by the Company or any Guarantor have been paid;

(c)                                  the Company has delivered irrevocable instruments to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or on the Redemption Date, as the case may be; and

(d)                                 the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Upon such a satisfaction and discharge of the Indenture, each Guarantor will be released and relieved of any obligations under its Note Guarantee, and any security for the Notes (other than the trust fund described in Section 8.05) will be released as provided under Section 12.06.

SECTION 8.03                                            Survival of Certain Obligations.

Notwithstanding the occurrence of Legal Defeasance under Section 8.01 or the satisfaction and discharge of this Indenture and the Collateral Documents under Section 8.02, the respective obligations of the Company and the Trustee under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16 and 6.07, Article Seven and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company and the Trustee under Sections 7.07, 8.05, 8.06 and 8.07 shall survive.

SECTION 8.04                                            Acknowledgment of Discharge by Trustee.

Subject to Section 8.07, after the conditions of clauses (a), (b), (c) and (d) of Section 8.02 have been satisfied, each of the Trustee and the Collateral Agent upon written request shall acknowledge in writing the discharge of the Company’s obligations under this Indenture except for those surviving obligations specified in Section 8.03.

SECTION 8.05                                            Application of Trust Moneys.

The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01 or 8.02.  The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government Obligations, together with earnings thereon, through the Paying Agent, in accordance with this Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01 or 8.02, to the payment of principal of, premium, if any, and interest on the Notes.  Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.01(d) or 8.02(a)(2) which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, respectively, of this Indenture.

SECTION 8.06                                            Repayment to the Company of Unclaimed Money.

Subject to any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company, upon receipt by the Trustee or the Paying Agent, as the case may be, of a written request from the Company, any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two (2) years after payment to the Holders is required, without interest thereon; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Company cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Company, without interest thereon.  After payment to the Company, Holders entitled to money must look solely to the Company for payment as general creditors unless an applicable abandoned property law designated another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

SECTION 8.07                                            Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and each Guarantor’s obligations under this Indenture, the Collateral Documents, the Note Guarantees and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 or 8.02 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02; provided, however, that if the Company has made any payment of premium, if any, or interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

SECTION 8.08                                            Indemnity for Government Obligations.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01 or Section 8.02 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01                                            Without Consent of Holders.

From time to time, the Company, the Guarantors, the Trustee and, if such amendment, waiver or supplement relates to any Collateral Document, the Collateral Agent, without the consent of the Holders, may amend, waive or supplement provisions of this Indenture, the Collateral Documents and the Notes:

(1)                                          to cure any ambiguity, defect, or inconsistency contained herein or therein;

(2)                                          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                          to provide for the assumption of the obligations of the Company or any Guarantor to Holders in accordance with Section 5.01 or Section 10.04, as the case may be (and, if applicable, the discharge and release of the predecessor Company in accordance with Section 5.02);

(4)                                          to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights of any such Holder under the Indenture Documents or the Intercreditor Agreement;

(5)                                          to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)                                          to add any additional assets to the Note Collateral;

(7)                                          to allow any Subsidiary to become a Guarantor or any other Person to guarantee the Notes;

(8)                                          to comply with the rules of any applicable securities depositary;

(9)                                          to provide for a successor Trustee or co-trustees in accordance with the terms of this Indenture or to otherwise comply with any requirement of this Indenture;

(10)         to provide for the issuance of Additional Notes in accordance with this Indenture;

(11)         to release a Guarantor from its Note Guarantee and the Collateral Documents as permitted and in accordance with this Indenture;

(12)         to reflect the grant of Liens on the Note Collateral for the benefit of an additional secured party, to the extent that such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of this Indenture; or

(13)         to release Note Collateral from the Lien of this Indenture and the Collateral Documents when permitted or required by this Indenture or the Collateral Documents (including in the case where such Note Collateral constitutes Secondary Collateral, the Intercreditor Agreement).

After an amendment, waiver or supplement under this Section 9.01 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment or supplement. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of such amendment, waiver or supplement.

SECTION 9.02                                            With Consent of Holders.

Subject to Sections 2.09 and 6.07, the Company, the Guarantors and the Trustee and, if such amendment or supplement relates to a Collateral Document, the Collateral Agent, as applicable, together, with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may amend or supplement this Indenture, the Notes, the Collateral Document or the Note Guarantees without notice to any other Holder.  Subject to Sections 2.09 and 6.07, the Holders of a majority in aggregate principal amount of the outstanding Notes voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) may waive any existing Default or Event of Default or compliance by the Company with any provision of this Indenture, the Collateral Documents or the Notes without notice to any other Holder.  However, no amendment, supplement or waiver, including a waiver pursuant to Section 6.04, shall without the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of:

(a)           each Holder affected thereby (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture, the Notes, the Collateral Documents or the Note Guarantees;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions set forth in Article Three;

(3)           reduce the rate of or change the time for payment of interest (including default interest) on any Note;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission and cancellation of acceleration of the Notes and the consequences thereof by Holders holding at least a majority in aggregate principal amount of Notes then outstanding voting as a single class and a waiver of the payment default that resulted from such acceleration as provided in Section 6.02);

(5)           make any Notes payable in currency other than that stated in this Indenture;

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults (other than to add sections of this Indenture subject thereto) or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the Notes when due and payable;

(7)           amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Repurchase Offer or modify any of the provisions or definitions with respect thereto;

(8)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture or any Collateral Document, except in accordance with the terms of this Indenture;

(9)           contractually subordinate the Notes or any Note Guarantee in right of payment to any other Indebtedness; or

(10)         make any change to Section 9.01 or this Section 9.02; and

(b)           the Holders holding at least 75% in aggregate principal amount of the outstanding Notes voting as a single class, adversely change the priority of the Holders’ Liens in the Note Collateral or release all or substantially all of the Note Collateral from the Liens created by the Collateral Documents except as specifically provided for in this Indenture and the Collateral Documents.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03                                            Compliance with TIA.

Every amendment, waiver or supplement of this Indenture, the Notes or any Collateral Document shall comply with the TIA as then in effect.

SECTION 9.04                                            Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee and the Company received before the date on which the Trustee and, if such amendment, waiver or supplement relates to any Collateral Document, the Collateral Agent receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, waiver or supplement.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be, at the Company’s election, either (a) at least 30 days prior to the first solicitation of such consent or (b) the date of the most recent list furnished to the Trustee under Section 2.05.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 90 days after such record date.

A consent to any amendment, supplement or waiver under this Indenture, the Notes or any Collateral Document by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in clause (a) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.05                                            Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver the Note to the Trustee.  The Trustee at the written direction of the Company may place an appropriate notation on the Note regarding the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated.  Alternatively, if the Company or the Trustee so determines, the

Company in exchange for the Note shall execute, issue and deliver and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make an appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver.  Any such notation or exchange shall be made at the sole cost and expense of the Company.

SECTION 9.06                                            Trustee or Collateral Agent to Sign Amendments, Etc.

The Trustee or the Collateral Agent, as applicable, shall execute and deliver any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee or the Collateral Agent, as the case may be, may, but shall not be obligated to, execute and deliver any such amendment, supplement or waiver which adversely affects the rights, duties or immunities of the Trustee or the Collateral Agent, as the case may be, under this Indenture or any Collateral Document.  The Trustee or the Collateral Agent, as the case may be, shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution and delivery of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture.  Such Opinion of Counsel shall also state that the amendment, supplement or waiver is a valid and enforceable obligation of the Company (subject to customary exceptions).  Such Opinion of Counsel shall not be an expense of the Trustee or the Collateral Agent, as the case may be, and shall be paid for by the Company.

SECTION 9.07                                            Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 9.07.

Without limiting the generality of this Section 9.07, unless otherwise provided in or pursuant to this Indenture: (i) a Holder, including a Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agent members of, or participants in, such Depository holding interests in such Global Note in the records of such Depository; and (ii) with respect to any Global Note the Depository for which is DTC, any consent or other action given, made or taken by an Agent Member of DTC by electronic means in accordance with the

Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the “Act” of the Holder of such Global Note, and such “Act” shall be deemed to have been delivered to the Company and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the Register.

(d)           Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.

ARTICLE TEN

GUARANTEE

SECTION 10.01                                      Guarantee.

Each Guarantor hereby, jointly and severally, unconditionally and irrevocably guarantees (such guarantee to be referred to herein as the “Note Guarantee”) to each of the Holders and to the Trustee and the Collateral Agent and their respective successors and assigns that: (a) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, subject to any applicable grace period, whether upon redemption pursuant to the terms of the Notes, by acceleration or otherwise, and interest on the overdue principal (including interest accruing at the then applicable rate provided in the Indenture Documents after the occurrence of any Event of Default set forth in Section 6.01(i) or 6.01(j), whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders, the Trustee and the Collateral Agent hereunder, thereunder or under any Collateral Document or the Intercreditor Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof, thereof and of the Collateral Documents and Intercreditor Agreement; and (b) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated

maturity, by acceleration or otherwise; subject, however, in the case of clauses (a) and (b) above, to the limitations set forth in Section 10.03.  The Note Guarantee of each Guarantor shall rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor that expressly provides such Indebtedness shall be so subordinate and equal in right of payment with all other existing and future senior obligations of such Guarantor, including borrowings or guarantees of borrowings under the ABL Facility.  Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture, any Collateral Document or the Intercreditor Agreement, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Note Guarantee.  If the Trustee, the Collateral Agent or any Holder is required by any court or otherwise to return to the Company, any Guarantor, or any Custodian or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee, the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article Six, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Note Guarantee.

SECTION 10.02                                      Release of a Guarantor.

Notwithstanding the foregoing, a Guarantor will be automatically and unconditionally released from its Note Guarantee and the Collateral Documents without any action required on the part of the Trustee or any Holder:

(a)           in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of this Indenture;

(b)           in connection with any sale or other disposition of all of the Capital Stock of a Guarantor by the Company or a Restricted Subsidiary of the Company to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of this Indenture;

(c)           if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(d)           if the Company exercises its Legal Defeasance option or its Covenant Defeasance option as described in Section 8.01; or

(e)           upon satisfaction and discharge of this Indenture or payment in full of the principal and premium, if any, and accrued and unpaid interest on the Notes and all other Note Obligations that are then due and payable.

The Trustee or the Collateral Agent, as applicable, shall promptly deliver an instrument evidencing such release in form reasonably satisfactory to the Trustee or the Collateral Agent, as applicable, upon receipt of a request by the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.02.  Any Guarantor not so released remains liable for the full amount of its Note Guarantee as provided in this Article Ten.

SECTION 10.03                                      Limitation of Guarantor’s Liability.

Each Guarantor and, by its acceptance hereof, each of the Holders hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law.  To effectuate the foregoing intention, the Holders and each Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Note Guarantee shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to Section 10.05, result in the obligations of such Guarantor under the Note Guarantee not constituting such fraudulent transfer or conveyance.

SECTION 10.04                                      Guarantors May Consolidate, etc., on Certain Terms.

Each Guarantor will not, and the Company will not cause or permit any Guarantor to, sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), any Person other than the Company or any other Guarantor unless:

(a)           immediately after giving effect to that transaction, no Default or Event of Default exists; and

(b)           either:

(1)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor or the Company):

(i)            is a Person organized and existing under the laws of the United States of America or any state thereof or the District of Columbia; and

(ii)           assumes all the obligations of such Guarantor under this Indenture and any Collateral Documents to which such Guarantor is a party pursuant to a supplemental indenture substantially in the form of Exhibit G hereto and in connection therewith shall execute and deliver such other agreements, cause such instruments and Uniform Commercial Code financing statements to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to continue the validity and enforceability, and perfect or continue the perfection, of the Note Lien created under the Collateral Documents on the Note Collateral owned by or transferred to such Person; or

(2)           in the case of any such sale or disposition (including by way of any such consolidation or merger), such sale or disposition complies with Section 4.16; and

(c)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the consummation of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition and, if such an assumption is required in connection with such transaction, such assumption, complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

SECTION 10.05                                      Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that each Guarantor that makes a payment or distribution under a Note Guarantee shall be entitled to a pro rata contribution from each other Guarantor hereunder based on the net assets of each other Guarantor.  The preceding sentence shall in no way affect the rights of the Holders of the Notes to the benefits of this Indenture, the Notes or the Note Guarantees.

SECTION 10.06                                      Waiver of Subrogation.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

SECTION 10.07                                      Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants to the extent permitted by law that it shall not at any time insist upon or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Note Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note

Guarantee; and each Guarantor hereby expressly waives to the extent permitted by law all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 10.08                                      Note Guarantee Evidenced by Indenture; No Notation of Note Guarantee.

The Note Guarantee of any Guarantor shall be evidenced solely by its execution and delivery of this Indenture (or, in the case of any Guarantor that is not party to this Indenture on the Issue Date, a supplemental indenture thereto) and not by an endorsement on, or attachment to, any Note of any Note Guarantee or notation thereof.  To effect any Note Guarantee of any Guarantor not a party to this Indenture on the Issue Date, such future Guarantor shall execute and deliver a supplemental indenture substantially in the form of Exhibit G hereto, which supplemental indenture shall be executed and delivered on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall be and remain in full force and effect notwithstanding any failure to endorse on any Note a notation of such Note Guarantee.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of each of the Guarantors.

ARTICLE ELEVEN

MISCELLANEOUS

SECTION 11.01                                      Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), such TIA-imposed duties shall control.  If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.  If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to this Indenture as so modified or shall be excluded, as the case may be.  Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference.  Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA Section 314(b) or 314(d) if it determines, in good faith based on an Opinion of Counsel (which opinion may be a reasoned opinion and which opinion shall also be delivered to the Trustee), that under the terms of TIA Section 314(b) or Section 314(d), as applicable, or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(b) or Section 314(d) is inapplicable.

SECTION 11.02                                      Notices.

Any notices or other communications required or permitted hereunder or under any Collateral Document shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier, by email or other electronic format (including in portable document format (.pdf)), by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if sent other than by registered or certified mail to the Company or any Guarantor:

Aventine Renewable Energy Holdings, Inc.

120 North Parkway Drive

Pekin, IL 61554

Attention:      Corporate Controller

 General Counsel

Facsimile Number:  (309) 478-1535

if sent by registered or certified mail to the Company or any Guarantor:

Aventine Renewable Energy Holdings, Inc.

P. O. Box 1800

Pekin, IL 61555-1800

Attention:      Corporate Controller

 General Counsel

Facsimile Number:  (309) 478-1535

if to the Trustee:

Wilmington Trust FSB

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention:  Aventine Administrator

Facsimile Number:  612-217-5651

if to the Collateral Agent:

Wilmington Trust FSB

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention:  Aventine Administrator

Facsimile Number:  612-217-5651

Each of the Company, any Guarantor, the Collateral Agent or the Trustee by written notice to each other may designate additional or different addresses for notices to such Person.  Any notice or communication to the Company, any Guarantor, the Collateral Agent or the

Trustee shall be deemed to have been given or made (whether or not the addressee receives it) as of the date so delivered if personally delivered; when receipt is acknowledged, if faxed, emailed or sent in other electronic form; one (1) Business Day after mailing if sent by overnight courier guaranteeing next day delivery; and five (5) calendar days after mailing if sent by registered or certified first class mail, postage prepaid and return receipt requested, in each case to the address shown above or designated as specified above (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be mailed to such Holder by registered or certified first class mail, postage prepaid and return receipt requested, or by overnight air courier guaranteeing next day delivery at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed (whether or not the addressee receives it).  Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to the Depository for such Note (or its designee), pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

SECTION 11.03                                      Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Document, any Note Guarantee or the Notes.  The Company, the Trustee, the Collateral Agent, the Registrar and any other Person shall have the protection of TIA Section 312(c).

SECTION 11.04                                      Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or any Guarantor to the Trustee or the Collateral Agent, as the case may be, to take any action under this Indenture, any Collateral Document or any other Indenture Document, the Company shall furnish to the Trustee or the Collateral Agent, as the case may be, upon request:

(a)           an Officers’ Certificate (which shall include the statements set forth in Section 11.05), in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Indenture, any Collateral Document, the Notes or the Note Guarantees relating to the proposed action have been complied with; and

(b)           an Opinion of Counsel (which shall include the statements set forth in Section 11.05) stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Company or the applicable Guarantor (as the case may be), if any, provided for in this Indenture, any Collateral Document and the Notes relating to the proposed action have been complied with.

SECTION 11.05                                      Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Collateral Document, other than the Officers’ Certificate required by Section 4.06, shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of any Person may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.  Any such certificate or opinion of, or representation by, counsel or any Opinion of Counsel may be based, insofar as it relates to factual matters, upon certificates of public officials or upon a certificate or opinion of, or representations by, an officer or officers of the Company or any Guarantor (including an Officers’ Certificate) stating that the information with respect to such factual matters is in the possession of the Company or such Guarantor unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 11.06                                      Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders.  The Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 11.07                                      Legal Holidays.

A “Legal Holiday” used with respect to a particular place of payment is a Saturday, a Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois or at such place of payment are not required to be open.  If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

SECTION 11.08                                      Governing Law.

THIS INDENTURE, THE NOTES, THE COLLATERAL DOCUMENTS (OTHER THAN THE MORTGAGES) AND THE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (OTHER THAN N.Y. GEN. OBL. LAW § 5-1401).  EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL DOCUMENTS (OTHER THAN THE MORTGAGES) OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

SECTION 11.09                                      No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.10                                      No Recourse Against Others.

No Affiliate, director, manager, officer, employee, incorporator, member or holder of any Equity Interests in the Company, a Guarantor or the Trustee or any direct or indirect parent of the Company, a Guarantor or the Trustee, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Note Guarantees or the Collateral

Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.  The parties hereto acknowledge that such waiver may not be effective to waive liabilities under the federal securities laws.

SECTION 11.11                                      Successors.

All agreements of the Company and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors.  All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

SECTION 11.12                                      Duplicate Originals.

All parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 11.13                                      Severability.

In case any one or more of the provisions in this Indenture, the Notes or the other Indenture Documents shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 11.14                                      Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT, AND BY ITS ACCEPTANCE THEREOF, EACH HOLDER OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE, THE COLLATERAL DOCUMENTS, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

SECTION 11.15                                      Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE TWELVE

SECURITY

SECTION 12.01                                      Grant of Security Interest.

(a)           The due and punctual payment of the Note Obligations when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and the performance of all other Note Obligations of the Company and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Collateral Documents, the Note Guarantees and the Notes are secured as provided in the Collateral Documents which the Company and the Guarantors have entered into simultaneously with the execution of this Indenture and will be secured by Collateral Documents hereafter delivered as required or permitted by this Indenture.  Subject to the Intercreditor Agreement, the Collateral Documents shall provide for the grant by the Company and Guarantors party thereto to the Collateral Agent of security interests in the Note Collateral.

(b)           Each Holder, by its acceptance of any Notes and Note Guarantees, hereby (i) authorizes the Trustee and the Collateral Agent, as applicable, on behalf of and for the benefit of such Holder, to be the agent for and representative of such Holder with respect to the Note Guarantees, the Note Collateral and the Collateral Documents and (ii) irrevocably appoints the Collateral Agent to act as such Holder’s agent and Collateral Agent under the Intercreditor Agreement.

(c)           The Trustee and each Holder, by its acceptance of any Notes and Note Guarantees: (i) consents and agrees to, and agrees to be bound by, the terms of each Collateral Document, as the same may be in effect or may be amended from time to time in accordance with their respective terms; (ii) authorizes and directs the Collateral Agent to enter into this Indenture and the Collateral Documents and authorizes and empowers the Collateral Agent to bind the Holders of the Notes and other holders of Note Obligations as set forth in the Collateral Documents and the Intercreditor Agreement to perform its obligations and exercise its rights thereunder in accordance therewith; and (iii) irrevocably authorizes the Collateral Agent to perform the duties and exercise the rights, powers and discretions that are specifically given to it hereunder or under the Collateral Documents or the Intercreditor Agreement, together with any other incidental rights, power and discretions; provided, however, that the Collateral Agent shall be under no duty or obligation to (x) take any actions or (y) exercise any such rights, powers and discretions, in each case, that are discretionary with the Collateral Agent in accordance with the Indenture Documents, unless directed to do so in writing by Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class.  The Company shall, and shall cause each of its Domestic Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Collateral Documents, or which the Collateral Agent from time to time may reasonably request, to assure and confirm to the Collateral Agent the security interests in the Note Collateral contemplated by the Collateral Documents so as to render the same available for the security and benefit of this Indenture and of the Note

Obligations secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreement.  The Company shall, and shall cause each of its Domestic Subsidiaries to, take any and all commercially reasonable actions required or as may be reasonably requested by the Collateral Agent to (x) cause the Collateral Documents to create and maintain, as security for the Note Obligations, valid and enforceable, perfected security interests in and on all the Note Collateral, in favor of the Collateral Agent, for the benefit of itself and the Trustee and the Holders, superior to and prior to the rights of all third Persons and subject to no other Liens, in each case, except for Permitted Collateral Liens and (y) comply with the applicable provisions of the TIA.  If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Note Collateral may at the time be located, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons approved by the Trustee and reasonably acceptable to the Company to act as co-Collateral Agent with respect to any such Note Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Note Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture or any Indenture Document.  At any time and from time to time, the Company shall, and shall cause each of its Restricted Subsidiaries to, promptly execute, acknowledge and deliver such Collateral Documents, instruments, certificates, notices and other documents and take such other actions as shall be required by law or any Collateral Document, or which the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred as contemplated by this Indenture for the benefit of the holders of the Note Obligations.  The Company shall from time to time promptly pay all reasonable financing and continuation statement recording or filing fees, charges and taxes relating to this Indenture, the Collateral Documents and any other instruments of further assurance required pursuant hereto or thereto.

(d)           Subject to and in accordance with the provisions of the Collateral Documents and this Indenture, so long as the Collateral Agent or (solely with respect to any Secondary Collateral) any Credit Facility Agent has not exercised their respective rights with respect to the Note Collateral upon the occurrence and during the continuance of an Event of Default, the Company and each Guarantor will have the right to remain in possession and retain exclusive control of the Note Collateral (other than any cash, securities, obligations and Cash Equivalents constituting part of the Note Collateral that may be deposited with the Collateral Agent or (solely with respect to any Secondary Collateral) any Credit Facility Agent in accordance with the provisions of the Collateral Documents and other than as set forth in the Collateral Documents), to operate the Note Collateral, to alter or repair the Note Collateral and to collect, invest and dispose of any income therefrom, subject, in the case of the Secondary Collateral, to the provisions of the Intercreditor Agreement and the Credit Facility Lien Security Documents.  Upon the occurrence and continuance of an Event of Default, the Collateral Agent or (solely with respect to any Secondary Collateral) any Credit Facility Agent will be entitled to foreclose upon and sell the Note Collateral or any part thereof as provided in the Collateral Documents or (solely with respect to any Secondary Collateral) the ABL Facility Lien Security Documents.

(e)           Anything contained in this Indenture or the Collateral Documents to the contrary notwithstanding, each Holder hereby agrees that no Holder shall have any right individually to realize upon any of the Note Collateral, it being understood and agreed that all powers, rights and remedies of the Trustee hereunder may be exercised solely by the Trustee in accordance with the terms hereof and all powers, rights and remedies in respect of the Note Collateral under the Collateral Documents may be exercised solely by the Collateral Agent.

(f)            Subject to the provisions of the Collateral Documents and Section 6.05 of this Indenture, the Trustee may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Note Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder. Subject to the provisions of the Collateral Documents, the Trustee shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Note Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interest and the interests of the Holders in the Note Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(g)           Where any provision of this Indenture or any Collateral Document requires that additional property or assets be added to the Note Collateral, the Company shall, no later than the Note Collateral Required Date with respect to such property or assets (and subject to any provision hereof requiring any earlier action): (x) cause a valid and enforceable and (except solely as to Excluded Personal Property) perfected first priority Lien on or in such property or assets (subject only to Permitted Collateral Liens) to vest in the Collateral Agent, as security for the Note Obligations, and (y) deliver to the Trustee and the Collateral Agent the following:

(i)            unless such property or assets constitute Note Collateral Non-Specified Covered Property, a request from the Company that such property or assets be added to the Note Collateral;

(ii)           unless such property or assets constitute Note Collateral Non-Specified Covered Property, an Officers’ Certificate to the effect that the Note Collateral being added is in the form, consists of the assets and is in the amount (if any) required by this Indenture;

(iii)          unless such property or assets constitute Note Collateral Covered Property or real property, Collateral Documents adding such property or assets as Note Collateral, which Collateral Documents shall be dated no later than such Note Collateral Required Date and, based on the type and location of the property subject thereto, substantially in the form and with substantially the terms of the applicable Collateral Documents entered into on the Issue Date (such Collateral Documents (or financing statements in respect thereof) having been duly received for recording in the appropriate filing, recording or registry office);

(iv)          to the extent such property or assets constitute real property, a Mortgage with respect to such property or assets, dated no later than such Note Collateral Required Date and substantially in the form attached as Exhibit H hereto (with such changes thereto as are customarily acceptable to holders of mortgages on real property in the jurisdiction where such real property is located) (such Mortgage having been duly received for recording in the appropriate filing or recording office);

(v)           to the extent such property or assets constitute real property, title and extended coverage insurance covering such property or assets, in an amount equal to no less than the Fair Market Value of such property or assets;

(vi)          unless such property or assets constitute Note Collateral Covered Property, such financing statements or other filings or recording instruments, if any, as the Company shall deem necessary to perfect the Collateral Agent’s Lien in such Note Collateral;

(vii)         unless such property or assets constitute Note Collateral Covered Property, appropriate Opinions of Counsel (of scope and substance, and subject to customary exceptions, substantially the same as the Issue Date Opinions) with respect to, among other things, the creation, validity, perfection and (solely as to certificated securities and instruments) priority of the Collateral Agent’s Lien on such property or assets and as to the due authorization, execution, delivery, validity and enforceability of such Mortgage (to the extent such property or assets constitute real property) or Collateral Documents (to the extent such property or assets do not constitute real property) pursuant to which the Collateral Agent’s Lien has been or is being granted; and

(viii)        unless such property or assets constitute Note Collateral Non-Specified Covered Property, an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to, and any other requirements provided for in this Indenture (including pursuant to this Section 12.01(g)) in respect of, the addition of such property or assets to the Note Collateral have been complied with (it being understood that in any event such Opinion of Counsel pursuant to this clause (viii) and any Opinion of Counsel pursuant to clause (vii) above or the following paragraph may expressly state that no opinion is expressed therein as to priority of any Lien on any Note Collateral (except solely as to certificated securities and instruments)).

The Company shall, at the same time as the Company is required to furnish to the Trustee and the Collateral Agent the Opinion of Counsel required pursuant to Section 12.03(b), deliver to the Trustee and the Collateral Agent an Officers’ Certificate and Opinion of Counsel to the effect that, as to any property or assets required by any provision of this Indenture or any Collateral Document to be added to the Note Collateral on or after the Issue Date and prior to the date thereof and as to which an Officers’ Certificate and Opinion of Counsel have not previously been delivered pursuant to clause (viii) of the preceding paragraph or pursuant to this paragraph of this Section 12.01(g), all conditions precedent provided for in this Indenture to the addition of such property or assets to, and any other requirements provided for in the Indenture (including pursuant to this Section 12.01(g)) in respect of, the addition of such property or assets to the Note Collateral have been complied with.

(h)           Each of the Collateral Agent and the Trustee is authorized and empowered to receive for the benefit of the Holders of the Notes any funds collected or distributed to the Collateral Agent or the Trustee under the Collateral Documents and, subject to the terms of the Collateral Documents, the Trustee is authorized and empowered to make further distributions of such funds to the Holders of the Notes according to the provisions of this Indenture.

(i)            Each Holder of the Notes, by its acceptance thereof, authorizes and directs the Trustee and the Collateral Agent to enter into one or more amendments to the Intercreditor Agreement or enter into any amendments or supplements to the Collateral Documents in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents.

(j)            In the event that the Company shall issue Additional Notes pursuant to clause (c) of the fourth paragraph of Section 2.02, the net proceeds from any such issuance shall constitute “Collateral Monies” and shall be immediately deposited into the Collateral Account pending their use by the Company or any Guarantor to acquire Additional Assets that become Primary Collateral simultaneously with the acquisition thereof by the Company or such Guarantor, as applicable, or as otherwise specified in Section 12.11.

(k)           The Company shall, and shall cause each Domestic Subsidiary to, make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) and all other actions as are necessary or required by the Collateral Documents to maintain (at the sole cost and expense of the Company and its Domestic Subsidiaries) the security interest created by the Collateral Documents in the Note Collateral (other than with respect to any Note Collateral the security interest in which is not required to be perfected under the Collateral Documents) as a perfected first priority security interest subject only to Permitted Collateral Liens.

(l)            The Trustee and the Company hereby acknowledge and agree that the Trustee or the Collateral Agent, as the case may be, holds the Note Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

(m)          If the Company or any Restricted Subsidiary fails to do so, the Collateral Agent shall, pursuant to the terms of the Collateral Documents, be irrevocably authorized and empowered, with full power of substitution, to execute, acknowledge and deliver such security agreements, instruments, certificates, notices and other documents and, subject to the terms of this Indenture and the Collateral Documents, take such other actions in the name, place and stead of the Company or such Restricted Subsidiary, but the Collateral Agent shall have no obligation to do so and no liability for any action taken or omitted by it in good faith in connection therewith.

(n)           If the Company or any Guarantor grants a Lien on any of its property or assets (including any Capital Stock) for the benefit of any holders of Credit Facility Obligations, the Company or such Guarantor, respectively, shall also simultaneously grant a Lien in such property or assets (including Capital Stock) in favor of the Collateral Agent for the benefit of the Trustee and the Holders so that such property or assets become Note Collateral.

SECTION 12.02                                      Intercreditor Agreement.

This Indenture and the Collateral Documents are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement.  The Trustee and by its acceptance of its Note(s), each Holder, (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens on the Second Lien Collateral as defined, and provided for, in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as agent for and representative of such Secured Party.  The foregoing provisions are intended as an inducement to the lenders under the Credit Facility to extend credit to the borrowers thereunder and such lenders are intended third party beneficiaries of such provisions.  If any conflict or inconsistency exists between this Indenture and the Intercreditor Agreement, the Intercreditor Agreement shall govern.  If any conflict or inconsistency exists between this Indenture and any Collateral Document (other than the Intercreditor Agreement), this Indenture shall govern.

SECTION 12.03                                      Recording and Opinions.

(a)           The Company shall furnish to the Trustee, at such time as required by TIA Section 314(b), an Opinion of Counsel either (1) stating that, in the opinion of such counsel, this Indenture and the Collateral Documents and any financing statements and other instruments have been properly recorded, registered and filed to the extent necessary to perfect the security interests created by the Collateral Documents (to the extent such security interests may be perfected by a recording, registering or filing) and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (2) stating that, in the opinion of such counsel, no such action is necessary to perfect any security interest created under any of the Collateral Documents.

(b)           The Company shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within one month of June 30 of each year, commencing June 30, 2011, an Opinion of Counsel either (1) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Documents (to the extent such security interests may be perfected by a recording, registering or filing) has been taken and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (2) stating that, in the opinion of such counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Documents.

SECTION 12.04                                      Release of Note Collateral.

(a)           Subject to the Intercreditor Agreement, the Collateral Agent shall not at any time release Note Collateral from the security interests created by the Collateral Documents unless such release is in accordance with Section 12.04(b), 12.04(d), 12.05, 12.06, or 12.11.

(b)           So long as no Default or Event of Default under this Indenture shall have occurred and be continuing or would result therefrom and so long as such transaction would not violate this Indenture, the Company and the Guarantors may, in the ordinary course of business and to the extent permitted by applicable law, without any release or consent by the Trustee, the Collateral Agent or any Holder, sell or otherwise dispose of inventory or collect accounts receivable or sell or otherwise dispose of equipment that has become worn out, defective or obsolete or not used or useful in the business of the Company and its Subsidiaries and which is, to the extent required by this Indenture or the Collateral Documents, replaced by property of substantially equivalent or greater value which becomes subject to the Note Lien of the Collateral Documents.  The Company will deliver to the Trustee, within 30 calendar days following the end of each year, an Officers’ Certificate to the effect that all releases during the preceding 12-month period in which no release or consent of the Trustee was obtained were in the ordinary course of business and were not prohibited by this Indenture or any Collateral Document.

(c)           The release of any Note Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Note Collateral is released pursuant to Section 12.04(b), 12.04(d), 12.05, 12.06, or 12.11 or otherwise pursuant to this Indenture and the Collateral Documents or pursuant to the Intercreditor Agreement.  To the extent applicable, the Company shall cause TIA Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Documents to be complied with.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care.  A Person is “independent” if such Person (1) is in fact independent, (2) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (3) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company.  The Trustee and the Collateral Agent shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

(d)           Notwithstanding any other provision of any Indenture Document, the consent and release of the Collateral Agent, the Trustee or any Holder will not be required for the sale or other disposition of Secondary Collateral in accordance with the terms of the ABL Facility or any other Credit Facility subject to compliance with the Intercreditor Agreement.

(e)           At any time when an Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Note Collateral pursuant to the provisions of this Indenture or the Collateral Documents will be effective as against the Holders, except (solely with respect to Secondary Collateral) as otherwise provided in the Intercreditor Agreement.

SECTION 12.05                                      Specified Releases of Note Collateral.

Subject to Section 12.04, any asset included in the Note Collateral may be released from the Note Liens at any time or from time to time in accordance with the provisions of the Collateral Documents, including the Intercreditor Agreement, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder and under the Collateral Documents have been met and without the consent of the Collateral Agent, the Trustee or any Holder, under any one or more of the following circumstances:

(a)           upon delivery by the Company to the Collateral Agent of an Officers’ Certificate certifying that the asset has been sold or otherwise disposed of by the Company or a Restricted Subsidiary to a Person other than the Company or a Guarantor in a transaction permitted by this Indenture, at the time of such sale or disposition; or

(b)           upon delivery by the Company to the Collateral Agent of an Officers’ Certificate certifying that the asset is owned or has been acquired by a Guarantor that has been released from its Note Guarantee (including by virtue of (x) a Guarantor becoming an Unrestricted Subsidiary or (y) a sale by the Company or a Subsidiary thereof of all of the Capital Stock of a Guarantor); or

(c)           upon delivery by the Company to the Collateral Agent of an Officers’ Certificate certifying that (x) such asset is comprised of Secondary Collateral, (y) Credit Facility Obligations remain outstanding under one or more Credit Facilities and (z) to the extent such consent is required, the Credit Facility Agent under any such Credit Facility has authorized the release of the same.

SECTION 12.06                                      Release of all Note Collateral.

The Liens on, and pledges of, all Note Collateral will be terminated and released, and upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met, the Company and the Guarantors will be entitled to releases of all assets included in the Note Collateral from the Note Liens under all Collateral Documents, without the consent of the Collateral Agent, the Trustee or any Holder, upon any of:

(a)           payment in full of the principal of, premium, if any, and accrued and unpaid interest on the Notes and all other Obligations hereunder, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, premium, if any, and accrued and unpaid interest are paid;

(b)           a satisfaction and discharge of this Indenture in accordance with Section 8.02;

(c)           the occurrence of a Legal Defeasance or Covenant Defeasance in accordance with Section 8.01; or

(d)           the written consent of Holders of at least 75% in aggregate principal amount of the outstanding Notes voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

SECTION 12.07                                      Matters as to Releases.

(a)           In the event (x) that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any property or assets comprising Note Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor pursuant to and in accordance with Section 12.04(b), 12.04(d), 12.05, 12.06, or 12.11 and the provisions of any applicable Collateral Document and (y) the Company or such Guarantor requests the Trustee or the Collateral Agent to execute and deliver a written instrument of disclaimer, release or quit-claim as to any interest in such property or assets under this Indenture and the Collateral Documents or, to the extent applicable to such property or assets, take all action that is necessary or reasonably requested by the Company (in each case at the expense of the Company) to release and reconvey to the Company or such Guarantor, without recourse, such property or asset or deliver such property or asset in its possession to the Company or such Guarantor, upon satisfaction of the conditions set forth herein or in the Collateral Documents for such execution and delivery or other action, the Collateral Agent or the Trustee, as applicable, shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form) such an instrument or take such other action so requested.  As a condition precedent to such execution and delivery or such other action, the Trustee and the Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate, each stating (i) that such execution is authorized or permitted by this Indenture and the Collateral Documents, (ii) that all conditions precedent thereto herein and in any Collateral Documents have been satisfied and (iii) under which of the circumstances set forth in Sections 12.04(b),

12.04(d), 12.05, 12.06, or 12.11 the Note Collateral is being released.  All purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any such instrument executed by the Collateral Agent or the Trustee, as applicable, hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents.

(b)           All instruments effectuating or confirming any release of any Note Liens shall have the effect solely of releasing such Note Liens as to the assets or property comprising Note Collateral described therein on customary terms and without any recourse, representation, warranty or liability whatsoever.

(c)           The Trustee and the Collateral Agent are not required to serve, file, register or record any instrument releasing Note Collateral.

(d)           The Company shall bear and pay all costs and expenses associated with any release of Note Liens pursuant to Sections 12.04, 12.05 or 12.06, including all reasonable fees and disbursements of any attorneys or representatives acting for the Trustee or the Collateral Agent.

SECTION 12.08                                      Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

SECTION 12.09                                      Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Documents.

Wilmington Trust Company is hereby appointed to act in its capacity as the Collateral Agent.  Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement, (a) the Collateral Agent shall execute and deliver the Collateral Documents and the Intercreditor Agreement and act in accordance with the terms thereof, (b) the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (1) enforce any of the terms of the Collateral Documents and (2) collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement and (c) the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Note Collateral by any act that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Note Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Note Liens or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent).  Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes voting as a single class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement.

SECTION 12.10                                      Authorization of Receipt of Funds by the Collateral Agent Under the Collateral Documents.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and the Intercreditor Agreement to the extent permitted under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Collateral Agent and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

SECTION 12.11                                      Collateral Monies.

(a)           All Collateral Monies, including the Net Proceeds received in connection with a Primary Collateral Asset Sale, the Net Loss Proceeds required to be deposited with the Collateral Agent in connection with an Event of Loss and the net proceeds of issuance of any Additional Notes, shall be held by the Collateral Agent as part of the Primary Collateral securing the Notes.  So long as no Default or Event of Default under this Indenture shall have occurred and be continuing, Collateral Monies may:

(i)            with respect to the Net Proceeds of Primary Collateral Asset Sales, be released as contemplated by Section 4.16, subject to the conditions set forth in this Indenture;

(ii)           with respect to Net Loss Proceeds, be released to repair or replace the relevant Primary Collateral as contemplated by Section 4.17, subject to the conditions set forth in this Indenture;

(iii)          at the Company’s direction be applied by the Collateral Agent from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case, in compliance with this Indenture;

(iv)          continue to be held by the Collateral Agent as part of the Primary Collateral securing the Notes;

(v)           with respect to the net proceeds of the issuance of Additional Notes, be released to acquire Additional Assets constituting Specified Assets that simultaneously with the acquisition thereof become

Specified Collateral and such Additional Assets are not acquired until and unless the provisions of Section 4.28 have been complied with respect to such Additional Assets, subject to the conditions set forth in this Indenture; or

(vi)          solely with respect to Collateral Monies received by the Collateral Agent pursuant to clause (6) of the definition of “Collateral Monies”, be applied as provided in the relevant provisions of this Indenture or any Collateral Document applicable thereto.

(b)           Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall be entitled to apply any Collateral Monies to the payment of the principal of, premium if any, and interest on any Notes or otherwise to cure any Event of Default under this Indenture.  Collateral Monies deposited with the Collateral Agent shall be invested in cash or Cash Equivalents pursuant to the Company’s direction and, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

SECTION 12.12                                      Limitation on Certain Securities Collateral.

(a)           The Capital Stock and other securities of any Guarantor shall constitute Note Collateral only to the extent that such Capital Stock and other securities can secure the Notes or the Note Guarantees without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Person to be filed with the SEC (or any other governmental agency).  In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Guarantor due to the fact that such Person’s Capital Stock and other securities secure the Notes or the Note Guarantees, then such portion (and only such portion) of the Capital Stock and other securities of such Guarantor as shall constitute the minimum amount necessary to avoid having such Person be subject to such requirement shall automatically be deemed not to be part of the Note Collateral.  In such event, this Indenture or any Collateral Document may be amended or modified, without the consent of any holder of Notes or other Note Obligations, to the extent necessary to release the first-priority security interests on such portion of the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Note Collateral.

(b)           In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Guarantor’s Capital Stock and other securities to secure the Notes or the Note Guarantees in excess of the portion then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Guarantor, then such additional portion of the Capital Stock and other securities of such Person as shall constitute the maximum additional amount possible without having such Person be subject to such requirement shall automatically be deemed to be a part of the Note Collateral.  In such event, this Indenture or any Collateral Document may be amended or modified, without the consent of any holder of Notes or other Note Obligations, to the extent necessary to subject such additional Capital Stock and other securities to the Liens under the Collateral Documents.

(c)           Solely for purposes of Section 4.16 and the definition of “Asset Sale”, any Capital Stock and other securities that would be Note Collateral but for the provisions described in Section 12.12(a), shall nonetheless be treated as (and deemed to be) “Note Collateral.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Chief Accounting and Compliance Officer

WILMINGTON TRUST FSB, as Trustee and Collateral Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

[Signature Page to Indenture]

GUARANTORS:

AVENTINE RENEWABLE ENERGY, INC.

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Chief Accounting and Compliance Officer

AVENTINE POWER, LLC

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Chief Accounting and Compliance Officer

AVENTINE RENEWABLE ENERGY-AURORA WEST, LLC

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Chief Accounting and Compliance Officer

AVENTINE RENEWABLE ENERGY-MT VERNON, LLC

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Chief Accounting and Compliance Officer

NEBRASKA ENERGY, L.L.C.

By:	/s/ William J. Brennan
	Name:	William J. Brennan
	Title:	Vice President – Finance

[Signature Page to Indenture]

EXHIBIT A

[FORM OF INITIAL NOTE]

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION ON THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND COMPARABLE YIELD FOR THE NOTES, PLEASE CONTACT AVENTINE RENEWABLE ENERGY HOLDINGS, INC., 120 NORTH PARKWAY DRIVE, PEKIN, ILLINOIS 61554, ATTENTION: CORPORATE CONTROLLER.

[Insert the following two paragraphs if this Note is a Global Note:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY.  THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[Insert the following paragraph (i.e., the “Private Placement Legend”) if this Note is a Restricted Security:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE

SECURITIES ACT), (B) IT IS A NON-U.S. PURCHASER AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE, PRIOR TO THE DATE WHICH IS ONE YEAR (OR SUCH OTHER PERIOD THAT MAY BE HEREAFTER PROVIDED UNDER RULE 144 UNDER THE SECURITIES ACT PERMITTING RESALES OF RESTRICTED SECURITIES BY NON-AFFILIATES WITHOUT RESTRICTION) AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR TRANSFER AGENT’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR TRANSFER AGENT.]

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

13% SENIOR SECURED NOTES DUE 2015

CUSIP No.[       ]

No. [  ]                                                                                                                                                                         $[      ]

Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Company,” which term includes any successor entity), for value received promises to pay to                                        or registered assigns the principal sum of                                Dollars [or such greater or lesser amount as may be indicated on Schedule A hereto](1) on March 15, 2015, and to pay interest thereon as hereinafter set forth.

Interest Rate:  As specified in paragraph 1 of the reverse side hereof.

Interest Payment Dates:  March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2010.

Record Dates:  March 1, June 1, September 1 and December 1.

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

[Signature Follows Immediately on Next Page]

(1) Include only on Global Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

By:
Name:
Title:

Dated:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This is one of the 13% Senior Secured Notes due 2015 referred to in the within-mentioned Indenture.

Wilmington Trust FSB, as Trustee

Dated:	By:
Authorized Signatory

(REVERSE OF NOTE)

13% SENIOR SECURED NOTE DUE 2015

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest.  Aventine Renewable Energy Holdings, Inc., a Delaware corporation (the “Company,” which term includes any successor entity), promises to pay interest on the principal amount of this Note at the rate per annum of 13% solely in cash; provided, however, that, if with respect to any Interest Payment Date that occurs prior to Maturity of any Notes, the Company has duly elected pursuant to Section 4.01(c) of the Indenture not to pay the entire installment of interest due on such Interest Payment Date in cash:

(i)            the interest on such Notes that is due on such Interest Payment Date shall be deemed to have accrued since the next preceding Interest Payment Date (or, if such Interest Payment Date is the first Interest Payment Date in respect of such Notes, the date of original issue thereof) at a rate of 15% per annum, whether or not the Company duly pays on such Interest Payment Date such installment of interest due on such Interest Payment Date; and

(ii)           if (but only if) the Company pays on such Interest Payment Date the entire installment of interest on such Notes due on such Interest Payment Date, the portion of such installment equal to the PIK Interest Amount with respect to such Interest Payment Date (i.e., the portion equal to 7/15 of the aggregate amount thereof) shall be payable by issuance of PIK Notes in accordance with the fourth paragraph of Section 2.02 of the Indenture and the remainder of such installment shall be payable in cash.

Interest on this Note will accrue from the most recent date on which interest has been paid on this Note or, if no interest has been paid, from and including the Issue Date (or, if this Note was originally issued after the Issue Date as a PIK Note or as an Additional Note, from the date of original issue of this Note).  The Company will pay interest quarterly in arrears on each Interest Payment Date, commencing June 15, 2010.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  The Company will pay interest on overdue principal at 15% per annum and will pay interest on overdue installments of interest at the same rate to the extent lawful.  Additional Interest may accrue on this Note in certain circumstances pursuant to the Registration Rights Agreement and all references to “interest” in this Note shall include any Additional Interest due on this Note pursuant to the terms of the Registration Rights Agreement.

2.             Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date.  Holders must surrender the Notes to a Paying Agent to collect principal payments.  The Company shall pay principal and (except to the extent payable as PIK Interest) interest in U.S. Legal Tender.  If a Holder has given wire transfer instructions to the Company, the Paying Agent will remit on behalf of the Company all principal, interest and premium, if any, payable in cash on that Holder’s Notes in accordance with those instructions.  All other payments on the Notes payable in cash will be made by check mailed to the Holders at their addresses set forth in the Register of Holders.  The Company shall pay all interest payable as PIK Interest in the manner specified in the Indenture.

3.             Paying Agent and Registrar.  Initially, Wilmington Trust FSB (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders.

4.             Indenture.  The Notes and the Note Guarantees were issued under an Indenture, dated as of March 15, 2010 (the “Indenture”), among the Company, the Guarantors named therein, the Trustee and the Collateral Agent.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture and the TIA for a statement of such terms.  Any conflict between the Notes and the Indenture will be governed by the Indenture.  The Notes are senior secured obligations of the Company.  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

5.             Redemption.

(a)           Optional Redemption.  (i)  The Company may, at its option, on any one or more occasions redeem all or a part of the Notes upon not less than 30 days’ nor more than 60 days’ prior notice to the Trustee, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to (but not including) the Redemption Date (subject to any installment of interest thereon, the maturity of which is on or prior to the Redemption Date, being payable to Holders of record at the close of business on the relevant Record Date), if redeemed during the twelve-month period commencing on March 15 of the years set forth below:

Year	Percentage
2010	105%
2011	104%
2012	103%
2013	102%
2014	101%

(ii)           Notwithstanding clause (a) above, if the Company delivers a Board Resolution to the Trustee setting forth the irrevocable determination of the Company not to complete construction of either the Aurora Facility or Mt. Vernon Facility, then during the 90-day period following the Issue Date, the Company may, at its option, redeem up to $25,000,000 in aggregate principal amount of the Notes originally issued under the Indenture (including the Exchange Notes) at a Redemption Price equal to 101% of the principal amount of the Notes redeemed plus accrued and unpaid interest on the Notes redeemed to (but not including) the Redemption Date (subject to any installment of interest thereon, the maturity of which is on or prior to the Redemption Date, being payable to Holders of record at the close of business on the relevant Record Date).

(b)           Mandatory Redemption.  The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.  The Company may at any time and from time to time purchase Notes in the open market or otherwise.

6.             Notice of Redemption.  At least 30 days but not more than 60 days before the Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at such Holder’s registered address with a copy to the Trustee and any Paying Agent.  If fewer than all of the Notes are to be redeemed pursuant to the provisions of the Indenture, the Trustee shall select the Notes to be redeemed (a) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or (b) if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided, that if any such redemption is made pursuant to Section 5(a)(ii), the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.  Notes and portions of Notes selected shall be in amounts of $2,000 and integral multiples of $1,000 in excess thereof, except that (i) if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed, subject in the case of Global Notes, to the procedures of DTC; and (ii) in any event the unredeemed portion of Notes redeemed in part shall be at least $2,000.

Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date sufficient to pay such Redemption Price plus accrued and unpaid interest, if any, interest on the Notes to be redeemed shall cease to accrue on the Redemption Date, whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes will be to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed.

7.             Offers to Purchase.  Sections 4.15 and 4.19 of the Indenture provide that upon the occurrence of a Change of Control or after certain Asset Sales, an Event of Loss and an Equity Offering, respectively, and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

8.             Registration Rights.  Pursuant to the Registration Rights Agreement, dated as of March 15, 2010, among the Company, the Guarantors and the Backstop Purchasers, the Company will, subject to the terms and conditions set forth therein, be obligated to consummate an Exchange Offer.  Upon the consummation of such Exchange Offer, the Holders of the Initial Notes shall have the right, subject to compliance with securities laws, to exchange such Notes for 13% Senior Secured Notes due 2015, which have been registered under the Securities Act (the “Exchange Notes”), in like principal amount and having terms identical in all material respects to the Initial Notes.  The Holders of the Initial Notes shall be entitled to receive certain Additional

Interest payments in the event such Exchange Offer is not consummated and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement, dated as of March 15, 2010, among the Company, the Guarantor and the Backstop Purchasers.

9.             Denominations; Transfer; Exchange.  The Notes shall be issuable in fully registered form only, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000, subject to the payment of interest on any Notes on any Interest Payment Date by issuance of PIK Notes, in which case the aggregate principal amount of Global Notes previously authenticated under the Indenture may be increased by, or additional Notes constituting PIK Notes may be issued in, an aggregate principal amount equal to the PIK Interest Amount with respect to such Interest Payment Date for such Notes, rounded up the nearest $1.00.  A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture.  The Registrar or co-Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture.  The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note or portion thereof (a) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (b) selected for redemption in whole or in part pursuant to Article Three of the Indenture, except the unredeemed portion of any Note being redeemed in part.

10.           Persons Deemed Owners.  The registered Holder of a Note shall be treated as the owner of it for all purposes.

11.           Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Company.  After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

12.           Discharge Prior to Redemption or Maturity.  If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations, or a combination thereof, sufficient to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment or redemption, as the case may be, and complies with the other provisions of the Indenture relating thereto, the Company and its Restricted Subsidiaries will be released and discharged from certain provisions of the Indenture and the Notes (including certain covenants, but excluding the Company’s obligation to pay the principal of and interest and Additional Interest, if any, on the Notes).

13.           Original Issue Discount.  The Notes are issued with “original issue discount” for U.S. federal income tax purposes.  For information on the issue price, amount of original issue discount, issue date and comparable yield for the Notes, please contact Aventine Renewable Energy Holdings, Inc., 120 North Parkway Drive, Pekin, Illinois 61554, Attention:  Corporate Controller.

14.           Amendment; Supplement; Waiver.  Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents may

be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class, and any existing Default or Event of Default or noncompliance with any provision of such agreements may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class.  Without consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement or the Collateral Documents to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, provide for the assumption of the obligations of the Company or any Guarantor in accordance with Section 5.01 or Section 10.04 of the Indenture, make any other change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights of any Holder of a Note, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to provide for any addition or release of Note Collateral permitted under the Indenture, the Intercreditor Agreement or the Collateral Documents and to release a Guarantor from its Note Guarantee and the Collateral Documents as permitted by the Indenture.

15.           Restrictive Covenants.  The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness or Liens, make payments in respect of their Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Restricted Subsidiaries, merge or consolidate with any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets.  Such limitations are subject to a number of important qualifications and exceptions.

16.           Successors.  When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Note Guarantees and the Indenture, the predecessor will be released from those obligations.

17.           Defaults and Remedies.  If an Event of Default occurs and is continuing (a) with respect to certain events of bankruptcy, the Notes will automatically become due and payable in the manner, at the time and with the effect provided in the Indenture.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes then outstanding voting as a single class may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received reasonable indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

18.           Trustee Dealings with Company.  Subject to the terms of the TIA and the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

19.           No Recourse Against Others.  No Affiliate, director, manager, officer, employee, incorporator, member or holder of any Equity Interests in the Company, a Guarantor or the Trustee or any direct or indirect parent of the Company, a Guarantor or the Trustee, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Note Guarantees or the Collateral Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.  The parties hereto acknowledge that such waiver may not be effective to waive liabilities under the federal securities laws.

20.           Guarantees.           Payment of principal and interest (including interest on overdue principal and overdue interest, if lawful) on the Notes is unconditionally guaranteed, jointly and severally, by each of the Guarantors as provided in the Indenture.

21.           Authentication.  This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

22.           Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (OTHER THAN N.Y. GEN. OBL. LAW § 5-1401). EACH HOLDER, BY ITS ACCEPTANCE OF ITS NOTE, AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

23.           Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

24.           Security.  Subject to the Intercreditor Agreement, the Company’s and Guarantors’ obligations under the Notes are secured by Liens on the Note Collateral pursuant to the terms of the Collateral Documents.  Subject to the terms of the Intercreditor Agreement, the actions of the Trustee and the Holders of the Notes in the enforcement of any remedies with respect to the Note Collateral and the application of the proceeds therefrom are limited pursuant to the terms of the Collateral Documents.

25.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed thereon.

26.           Acceptance.  Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreement and the Registration Rights Agreement, and each of the

Holders hereby authorizes the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Indenture.

27.           WAIVER OF JURY TRIAL.  EACH HOLDER, BY ITS ACCEPTANCE OF ITS NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, THE INDENTURE, THE NOTE GUARANTEES, THE COLLATERAL DOCUMENTS, THE INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture.  Requests may be made to:  Aventine Renewable Energy Holdings, Inc., 120 North Parkway Drive, Pekin, Illinois 61554.

ASSIGNMENT FORM

If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and
social security or tax ID number of assignee)

and irrevocably appoint                                                                                                                                                           agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) March 15, 2011, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:

[Check One]

(1)	☐	to the Company or a subsidiary thereof; or

(2)	☐	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	☐

to an “accredited investor” (as defined in Rule 501(a) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4)	☐	outside the Unites States to a person other than a “U.S. person” in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(6)	☐	pursuant to an effective registration statement under the Securities Act; or

(7)	☐	pursuant to another exemption from the registration requirements of the Securities Act (and based on an opinion of counsel acceptable to the Company).

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications, including an investment letter in the case of box (3) or (4), and other information as the Trustee or the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.15 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

[OPTION OF HOLDER TO ELECT PURCHASE]

If you want to elect to have this Note purchased by the Company pursuant to Section 4.15 or Section 4.19 of the Indenture, check the appropriate box:

Section 4.15  ☐

Section 4.19  ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.15 or Section 4.19 of the Indenture, state the amount you elect to have purchased:

$

Dated:
NOTICE:

The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser’s bank or broker.

Signature Guarantee:

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee, as Custodian of the Depository